Exhibit 99
Item 6. Selected Financial Data
     The following table sets forth selected consolidated financial data of our continuing operations. The data should be read in conjunction with MD&A and the Financial Statements. The consolidated statement of operations data for each of the following five years ended September 30, the related consolidated balance sheet data and other data have been derived from our audited consolidated financial statements.

	Year Ended September 30,
	2006(a)	2005	2004	2003(b)	2002(c)
	(in millions, except per share data)
Consolidated Statement of Operations Data:

Sales	$4,556.4	$4,111.5	$3,644.0	$3,266.3	$3,032.2
Interest expense	56.6	45.8	41.7	52.5	66.1
Income from continuing operations before accounting change	529.3	447.7	316.1	258.9	191.7
Earnings per share from continuing operations before accounting change:
Basic	3.00	2.45	1.71	1.40	1.04
Diluted	2.94	2.39	1.65	1.36	1.01
Cumulative effect of accounting change per diluted share (d)	(0.10)	—	—	—	—
Cash dividends per share	0.90	0.78	0.66	0.66	0.66

Consolidated Balance Sheet Data: (at end of period)
Total assets	$4,735.4	$4,525.1	$4,213.3	$4,006.3	$3,955.8
Short-term debt	219.0	0.1	0.2	8.7	161.6
Long-term debt	748.2	748.2	757.7	764.0	766.8
Shareowners’ equity	1,918.2	1,649.1	1,861.0	1,586.8	1,609.0

Other Data:

Capital expenditures	$122.3	$102.7	$70.8	$78.3	$77.1
Depreciation	96.2	109.0	113.2	119.0	126.2
Other intangible asset amortization	21.2	18.4	24.8	19.9	16.5

(a)	Includes a gain on sale of Rockwell Scientific Company LLC (RSC) of $19.9 million ($12.0 million after tax, or $0.07 per diluted share).

(b)	Includes a reduction in the income tax provision of $69.4 million, or $0.37 per diluted share, related to the settlement of a U.S. federal research and experimentation credit refund claim.

(c)	Includes a reduction in the income tax provision of $48.2 million, or $0.26 per diluted share, from the resolution of certain tax matters.

(d)
Effective September 30, 2006, we adopted Financial Accounting Standards Board (FASB) Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations (FIN 47), which clarifies the guidance included in Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations (SFAS 143). The application of FIN 47 resulted in a charge of $28.6 million ($17.7 million after tax, or $0.10 per diluted share) in 2006.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
Results of Operations
Non-GAAP Measures
     The following discussion includes sales excluding the effect of changes in currency exchange rates and free cash flow, which are non-GAAP measures. See Supplemental Sales Information for a reconciliation of reported sales to sales excluding the effect of changes in currency exchange rates in addition to a discussion of why we believe this non-GAAP measure is useful to investors. See Financial Condition for a reconciliation of cash flows from operating activities to free cash flow and a discussion of why we believe this non-GAAP measure is useful to investors.
Overview
     Overall demand for our products and services is driven by:
•	Investments in manufacturing capacity, including upgrades, modifications, and expansions of existing manufacturing facilities, and the creation of new manufacturing facilities;

•	Our customers’ needs for greater productivity, cost reduction, quality, and overall global competitiveness;

•
Industry factors that include our customers’ new product introductions, trends in the actual and forecasted demand for our customers’ products or services, and the regulatory and competitive environments in which our customers operate;

•	Levels of global industrial production;

•	Regional factors that include local political, social, regulatory and economic circumstances; and

•	The seasonal capital spending patterns of our customers due to their annual capital budgeting processes and their working schedules.
     In June 2006, we announced our intention to divest our Dodge mechanical and Reliance Electric motors and motor repair services businesses. These are the principal businesses of our Power Systems operating segment. On November 7, 2006, we announced that we have entered into a definitive agreement to sell these businesses to Baldor Electric Company (Baldor) for $1.8 billion, comprised of $1.75 billion in cash and approximately 1.6 million shares in Baldor common stock. The transaction closed on January 31, 2007. We expect to report a gain from the transaction. These businesses are reported as a discontinued operation in the Financial Statements for all periods presented. Related assets and liabilities sold through the transaction are classified as assets available for sale and liabilities associated with assets available for sale in the Consolidated Balance Sheet.
     In March 2006, we sold the assets of our ElectroCraft Engineered Solutions (ElectroCraft) business. Accordingly, we reflect the results of this business as a discontinued operation for all periods presented.
     Effective October 1, 2006, we realigned our internal management reporting structure. As a result of this realignment, we now report our historical Control Systems operating segment as two new operating segments: Architecture & Software and Control Products & Solutions. The reporting structure changes include realignment of our services and solutions offerings from our former Control Systems operating segment to report through the Control Products & Solutions segment. Additionally, the drives and drives related parts and services business from our former Power Systems operating segment was also realigned to report through Control Products & Solutions. See Note 18 in our Financial Statements for additional information about our operating segments.

U. S. Industrial Economic Trends
     In 2006, sales in the U.S. accounted for 57 percent of our total sales. The trend of improving conditions in the U.S. manufacturing economy during 2004 and 2005 continued into the first half of 2006 and moderated somewhat in the second half. The various indicators we use to gauge the direction and momentum of our served markets include:
•
Industrial Equipment Spending, which is an economic statistic compiled by the Bureau of Economic Analysis (BEA). This statistic provides insight into spending trends in the broad U.S. industrial economy, which includes our primary customer base. This measure, over the longer term, has proven to have reasonable predictive value, and to be a good directional indicator of our growth trend.

•
Capacity Utilization, which is an indication of plant operating activity published by the Federal Reserve. Historically there has been a meaningful correlation between Capacity Utilization and the level of capital investment made by our customers in their manufacturing base.

•
The Purchasing Managers’ Index (PMI), published by the Institute for Supply Management (ISM), which is an indication of the level of manufacturing activity in the U.S. According to the ISM, a PMI measure above 50 indicates that the manufacturing economy is generally expanding while a measure below 50 indicates that it is generally contracting.

     The table below depicts the continued gradual improvement in U.S. Industrial Equipment Spending and Capacity Utilization, and the sustained strength in the PMI since December 2003. While we still expect moderate growth in 2007, we are planning for a deceleration to a more sustainable level of growth in the U.S. economy in 2007.

	Industrial
	Equipment	Capacity
	Spending	Utilization
	(in billions)	(percent)	PMI
Fiscal 2006
September 2006	$173.0	81.9	52.9
June 2006	170.1	82.5	53.8
March 2006	163.4	81.3	55.2
December 2005	163.9	81.1	55.6

Fiscal 2005
September 2005	157.0	79.1	58.0
June 2005	149.5	80.3	54.0
March 2005	150.1	79.9	55.3
December 2004	143.7	79.7	58.6

Fiscal 2004
September 2004	140.9	78.7	58.0
June 2004	139.5	78.4	61.5
March 2004	145.3	77.6	62.3
December 2003	137.1	76.9	63.2
Note: Economic indicators are subject to revisions by the issuing organizations.
Non-U.S. Regional Trends
     Outside the U.S., demand is principally driven by the strength of the industrial economy in each region and by our customers’ ability and propensity to invest in their manufacturing assets. These customers may include both multinational companies with expanding global presence and growing indigenous companies. Recent strength in demand has, in part, been driven by investment in infrastructure in developing economies, in basic materials production capacity in response to higher end-product pricing and in expanding consumer markets. We continue to see strong demand in China, India and Latin America. We also saw considerable growth in Europe during the second half of 2006, following nearly two years of little or no growth. In 2006, our European operations benefited from our targeted growth investments in customer-facing resources as well as improving macro-economic conditions. We expect strong growth in Latin America, Europe and the emerging economies in Asia Pacific will continue into 2007.

Revenue by Geographic Region
     The table below presents our actual sales for the year ended September 30, 2006 by geographic region and the change in sales from the year ended September 30, 2005 (in millions, except percentages):

			Change
			Excluding the
			Effect of Changes
		Change vs.	In Currency Exchange
	Year Ended	Year Ended	Rates vs. Year Ended
	September 30, 2006(1)	September 30, 2005	September 30, 2005(2)
U.S. and Canada	$2,931.1	12%	11%
Europe, Middle East and Africa	832.6	4%	7%
Asia-Pacific	521.4	9%	9%
Latin America	271.3	26%	19%

Total sales	$4,556.4	11%	10%

(1)	We attribute sales to the geographic regions based upon country of destination.

(2)	See Supplemental Sales Information for information on this non-GAAP measure.
Industry Views
     We serve customers in a wide range of industries including consumer products, transportation, basic materials, and oil and gas. During 2006 we benefited from growing demand in most of the industries we serve.
     Our consumer products customers are engaged in the food and beverage; home, health and beauty; and life sciences industries. These customers’ needs include global expansion, incremental capacity from existing facilities, an increasingly flexible manufacturing environment and regulatory compliance. In addition, these customers operate in an environment where product innovation and time to market are critical factors. As a result, consumer products customers’ capital investments are generally less cyclical than those of heavy manufacturing customers.
     In transportation, factors such as plant closings, customer investment in new model introductions and more flexible manufacturing technologies affect our sales. While our global automotive revenue was flat in 2006, our traditional North American automotive installed base experienced a significant slowdown during the second half of the year. This had a negative impact on sales and operating earnings primarily in our Architecture & Software segment, related to sales of our Logix and PLC products. Our plan for 2007 does not anticipate any recovery.
     Our customers in basic materials industries, including mining, aggregates, metals, forest products and cement, all benefit from higher commodity prices and higher global demand for basic materials, both of which encourage investment in capacity and productivity in these industries.
     As energy prices rise, customers in the oil and gas industry increase their investment in production and transmission capacity. During 2006, high energy prices contributed to strong growth in resource and energy based industries.
     In addition, higher energy prices have historically caused customers across all industries to consider investing in more energy-efficient manufacturing processes and technologies, such as intelligent motor controls.

Summary of Results of Operations

	Year Ended September 30,
	2006	2005	2004
	(in millions)
Sales
Architecture & Software	$2,059.2	$1,917.7	$1,698.3
Control Products & Solutions	2,497.2	2,193.8	1,945.7

Total	$4,556.4	$4,111.5	$3,644.0

Segment operating earnings (a)
Architecture & Software	$533.9	$517.0	$393.4
Control Products & Solutions	339.9	237.2	130.8

Purchase accounting depreciation and amortization	(10.6)	(10.0)	(14.7)
General corporate - net	(90.7)	(68.5)	(87.8)
Interest expense	(56.6)	(45.8)	(41.7)
Gain on sale of investment (b)	19.9	—	—

Income from continuing operations before income taxes and cumulative effect of accounting change	735.8	629.9	380.0
Provision for income taxes (c)	(206.5)	(182.2)	(63.9)

Income from continuing operations before cumulative effect of accounting change	529.3	447.7	316.1
Income (loss) from discontinued operations (d)	95.4	92.3	98.8
Cumulative effect of accounting change (e)	(17.7)	—	—

Net income	$607.0	$540.0	$414.9

(a)	Information regarding how we define segment operating earnings is included in Note 18 in the Financial Statements.

(b)	Amount in 2006 represents a gain on sale ($12.0 million after tax, or $0.07 per share) related to the sale of RSC. See Note 14 in the Financial Statements for additional information.

(c)	See Note 16 in the Financial Statements for additional information on income taxes.

(d)	See Note 13 in the Financial Statements for a description of items reported as discontinued operations.

(e)
Effective September 30, 2006, we adopted FIN 47, resulting in a charge of $28.6 million ($17.7 million after tax, or $0.10 per diluted share). See Note 17 in the Financial Statements for additional information.

  2006 Compared to 2005

(in millions, except per share amounts)	2006	2005	Change

Sales	$4,556.4	$4,111.5	$444.9
Income from continuing operations before accounting change	529.3	447.7	81.6
Diluted earnings per share from continuing operations before accounting change	2.94	2.39	0.55

   Sales
     Sales increased 11 percent in 2006 compared to 2005 with growth in both our Architecture & Software and Control Products & Solutions segments. Total sales were not significantly affected year over year by changes in currency exchange rates. Sales in the U.S. and Canada increased by 11 percent in 2006 compared to 2005, excluding the effect of currency exchange rates, despite being negatively impacted by the weakness in the North American automotive market in the second half of the year. Sales in the Asia-Pacific region grew by 9 percent in 2006 compared to 2005 with particularly strong growth in the emerging economies, including China and India. Latin America sales grew by 19 percent in 2006 compared to 2005, excluding the effect of currency translation, led by strength in the oil and gas and mining industries. Sales in Europe grew by 7 percent in 2006 compared to 2005, excluding the effects of currency translation. Europe experienced considerable growth during the second half of 2006. Our operations in Europe benefited from our investment in customer facing resources and improving macro-economic conditions.
   General Corporate – Net
     General corporate expenses were $90.7 million in 2006 compared to $68.5 million in 2005. The increase includes $9.7 million of stock compensation expense, lower interest income and higher contributions to the Rockwell Automation Charitable Corporation.
   Interest Expense
     Interest expense was $56.6 million in 2006 compared to $45.8 million in 2005. The increase was due to our commercial paper borrowings during 2006, as well as higher interest rates associated with our interest rate swap (see Note 6 in the Financial Statements).
   Income Taxes
     The effective tax rate for 2006 was 28.1 percent compared to 28.9 percent in 2005. The 2006 effective tax rate differed from the federal statutory rate of 35 percent due to the reversal of $27.2 million ($0.15 per diluted share) of valuation allowances on capital loss carryforwards, settlement of audit matters with the U.S. Internal Revenue Service for the years 2003 and 2004, lower non-U.S. tax rates, Foreign Sales Corporation (FSC) and Extra Territorial Income (ETI) tax benefits and other provision adjustments.
     The effective tax rate for 2005 was lower than the federal statutory tax rate of 35 percent due to a benefit of $19.3 million ($0.10 per diluted share) related to the settlement of audit matters with the U.S. Internal Revenue Service for the years 1998 through 2002, utilization of foreign tax credits, FSC and ETI tax benefits and other provision adjustments.
     See Note 16 in the Financial Statements for a complete reconciliation of the United States statutory tax rate to the effective tax rate and additional information on tax events in 2006 and 2005 affecting the respective tax rates.

   Income from Continuing Operations before Accounting Change
     Income from continuing operations before accounting change increased 18 percent to $529.3 million, compared to 2005. The increase is due to higher volume, productivity programs, favorable pricing and a slightly lower effective tax rate, partially offset by inflation and higher growth initiative spending in comparison to the prior year. Income from continuing operations before accounting change includes $16.7 million (after tax) of share-based compensation expense due to the adoption of a new accounting standard, SFAS 123(R), Share-Based Payment (SFAS 123(R)). Additionally, 2006 results include $13.4 million (after tax) of increased pension and retiree medical expense, lower interest income, higher charitable contributions, and higher interest expense compared to 2005. Income from continuing operations before accounting change in 2005 includes an after-tax benefit of $8.4 million related to an insurance settlement and an after-tax charge of $11.1 million related to restructuring activities in Europe.
   Discontinued Operations
     Amounts reported for discontinued operations primarily relate to the results of our former Power Systems operating segment. Power Systems sales in 2006 were $989.2 million, an increase of 15 percent compared to $860.7 million in 2005, due to growth in both our Dodge mechanical and Reliance electrical business groups. Sales at Power Systems benefited from continued strong momentum resulting from high energy and commodity prices. These higher prices resulted in the businesses’ predominantly U.S. based customers continuing to invest in capacity expansion after several years of under-investment and reduced capital spending.
     Power Systems net income was $100.1 million, an increase of 41 percent compared to $70.8 million in 2005 due to higher volume, productivity initiatives, a balanced dynamic between price and cost, and lower restructuring costs, somewhat offset by inflation. Net income in 2006 includes share-based compensation expense of $2.5 million and increased pension and retiree medical expense of $3.5 million compared to 2005. Net income in 2005 includes a charge of $3.1 million associated with a facility closure and the corresponding write-down of property to its fair value.
     Discontinued operations in 2006 also includes charges related to our former aerospace and defense businesses’ operation of the Rocky Flats facility, the loss on our sale of the ElectroCraft business, and ElectroCraft’s loss from operations. Discontinued operations in 2005 includes tax matters and ElectroCraft’s loss from operations. See Note 13 in the Financial Statements for additional information regarding Discontinued Operations.
   Architecture & Software

(in millions, except percentages)	2006	2005	Change

Sales	$2,059.2	$1,917.7	$141.5

Segment operating earnings	533.9	517.0	16.9

Segment operating margin	25.9%	27.0%	(1.1)pts

   Sales
     Architecture & Software sales increased 7 percent in 2006 compared to 2005. Our Logix platform business grew about 20 percent, despite the slowdown in sales to our traditional North American automotive market during the second half of the year.
   Operating Earnings
     Segment operating earnings grew 3 percent due to higher volume, productivity programs, favorable pricing, and lower restructuring costs, partially offset by inflation and higher growth initiative spending in comparison to the prior year. Segment operating earnings in 2006 include $7.0 million of stock compensation expense due to the adoption of SFAS 123(R). Additionally, 2006 results include $7.8 million of increased pension and retiree medical expense compared to 2005. Segment operating earnings in 2005 include a benefit of $5.6 million related to an insurance settlement and a charge of $6.3 million related to restructuring activities in Europe.

   Control Products & Solutions

(in millions, except percentages)	2006	2005	Change

Sales	$2,497.2	$2,193.8	$303.4

Segment operating earnings	339.9	237.2	102.7

Segment operating margin	13.6%	10.8%	2.8pts

   Sales
     Control Products & Solutions sales increased 14 percent due to growth in both our control products and our solutions businesses. This growth benefited from the strength of our power-centric businesses.
   Operating Earnings
     Segment operating earnings increased by 43 percent due to higher volume, productivity programs, favorable pricing and lower restructuring costs, partially offset by inflation and higher growth initiative spending in comparison to the prior year. Segment operating earnings in 2006 include $8.8 million of stock compensation expense due to the adoption of SFAS 123(R). Additionally, 2006 results include $13.7 million of increased pension and retiree medical expense compared to 2005. Segment operating earnings in 2005 include a benefit of $6.7 million related to an insurance settlement and a charge of $10.2 million related to restructuring activities in Europe.
   2005 Compared to 2004

(in millions, except per share amounts)	2005	2004	Change

Sales	$4,111.5	$3,644.0	$467.5

Income from continuing operations	447.7	316.1	131.6

Diluted earnings per share from continuing operations	2.39	1.65	0.74

   Sales
     Sales increased 13 percent compared to 2004. Three percentage points of the sales increase was due to the effect of changes in currency exchange rates, primarily resulting from the strength of the major European currencies and the Canadian dollar in relation to the U.S. dollar. Sales rose by double-digit percentages in all regions except for EMEA where difficult economic conditions dampened growth in the major economies of Western Europe, primarily France, Germany and the United Kingdom. The emerging economies in Asia-Pacific, led by China and India, experienced particularly strong growth. Strength of the oil and gas and mining industries in Latin America and the oil and gas industry in Canada contributed to particularly strong sales growth in those regions. Higher commodity prices and a renewed investment in energy efficiency programs led to the strong demand from these customers.
   General Corporate – Net
     General corporate expenses were $68.5 million in 2005 compared to $87.8 million in 2004. Expense decreased primarily due to reduced environmental costs, lower contributions to our charitable corporation and increased interest income.
   Interest Expense
     Interest expense was $45.8 million in 2005 compared to $41.7 million in 2004, primarily due to higher interest rates associated with our interest rate swap (see Note 6 in the Financial Statements).

   Income Taxes
     The effective tax rate was 28.9 percent in 2005 and 16.8 percent in 2004. The effective tax rate for 2005 was lower than the federal statutory tax rate of 35 percent due to a benefit of $19.3 million ($0.10 per diluted share) related to the settlement of audit matters with the U.S. Internal Revenue Service for the years 1998 through 2002, utilization of foreign tax credits, FSC and ETI tax benefits and other provision adjustments.
     The effective tax rate for 2004 was lower than the federal statutory tax rate of 35 percent due to benefits totaling $46.3 million ($0.24 per diluted share) from the resolution of various tax matters in non-U.S. jurisdictions, state tax benefits involving refund claims, lower non-U.S. tax rates, FSC and ETI tax benefits and other provision adjustments.
     See Note 16 in the Financial Statements for a complete reconciliation of the United States statutory tax rate to the effective tax rate and additional information on tax events in 2005 and 2004 affecting the respective tax rates.
   Income from Continuing Operations
     Income from continuing operations increased 42 percent to $447.7 million, compared to 2005. The increase is due to higher volume, cost productivity and favorable pricing that was somewhat offset by a higher effective tax rate and inflation. Income from continuing operations in 2005 includes reduced environmental costs, lower charitable contributions, higher interest income and higher interest expense. Income from continuing operations in 2005 includes $8.4 million (after tax) of benefits related to insurance settlements offset by $11.1 million (after tax) of special charges associated with realignment of administrative functions and a reduction in workforce in Europe. Results in 2004 include an after-tax $16.3 million charge related to a facilities rationalization program.
  Discontinued Operations
     Amounts reported for discontinued operations in 2005 primarily relate to the results of our former Power Systems operating segment and the resolution of various tax matters. Amounts reported for 2004 include the results of our former Power Systems operating segment, the gain on sale of our FirstPoint Contact business, the results of our FirstPoint Contact business, and the resolution of various tax matters.
     Power Systems sales in 2005 were $860.7 million, an increase of 17 percent compared to $734.6 million in 2004, with growth in both our Dodge mechanical and Reliance electrical business groups. Growth was driven by demand from the power centric customers in heavy, extraction-based industries such as mining and oil and gas. Higher commodity prices caused Power Systems’ predominantly U.S. based customers to invest in capacity expansion after several years of under-investment and reduced capital spending.
     Power Systems net income was $70.8 million, an increase of 88 percent compared to $37.7 million in 2005 due to higher volume, favorable pricing and productivity somewhat offset by inflation and significantly higher material costs.
     See also Note 13 and Note 16 in the Financial Statements for additional information regarding Discontinued Operations.

  Architecture & Software

(in millions, except percentages)	2005	2004	Change

Sales	$1,917.7	$1,698.3	$219.4

Segment operating earnings	517.0	393.4	123.6

Segment operating margin	27.0%	23.2%	3.8pts

   Sales
     Architecture & Software sales increased 13 percent compared to 2004. Three percentage points of the growth was due to the effect of changes in currency exchange rates. Sales of our Logix offering grew by more than 26 percent compared to 2004, which was somewhat offset by a decline in our legacy control platform products that are being replaced by Logix. Growth in sales of our Logix offering was driven by our introduction of new functionality and an expanded addressable market.
  Operating Earnings
     Segment operating earnings increased by 31 percent compared to 2004. The increase in segment operating earnings is due to higher volume, cost productivity and favorable pricing that was somewhat offset by inflation. Architecture & Software 2005 results include $5.6 million of benefits related to insurance settlements offset by $6.3 million of special charges associated with realignment of administrative functions and a reduction in workforce in Europe.
   Control Products and Solutions

(in millions, except percentages)	2005	2004	Change

Sales	$2,193.8	$1,945.7	$248.1

Segment operating earnings	237.2	130.8	106.4

Segment operating margin	10.8%	6.7%	4.1pts

   Sales
     Control Products & Solutions sales increased 13 percent compared to 2004. Three percentage points of the sales increase was due to the effect of changes in currency exchange rates. Sales growth was driven by our intelligent motor control products that experienced strong demand from extraction-based and heavy industrial customers. Higher commodity prices and a renewed investment in energy efficiency programs led to the strong demand from these customers.
   Operating Earnings
     Segment operating earnings increased by 81 percent compared to 2004. The increase in segment operating earnings is due to higher volume, cost productivity and favorable pricing that was somewhat offset by inflation. Control Products & Solutions 2005 results include $6.7 million of benefits related to insurance settlements offset by $10.2 million of special charges associated with realignment of administrative functions and a reduction in workforce in Europe. Prior year segment operating earnings include $26.3 million of charges related to a facilities rationalization program.

Financial Condition
     The following is a summary of our cash flows from operating, investing and financing activities, as reflected in the Consolidated Statement of Cash Flows (in millions):

	Year Ended September 30,
	2006	2005	2004
Cash provided by (used for):
Operating activities	$313.3	$548.3	$519.0
Investing activities	52.7	(96.3)	(39.0)
Financing activities	(556.1)	(551.7)	(312.0)
Effect of exchange rate changes on cash	(1.2)	(3.1)	1.8

Cash (used for) provided by continuing operations	$(191.3)	$(102.8)	$169.8

The following table summarizes free cash flow (in millions):

Cash provided by continuing operating activities	$313.3	$548.3	$519.0
Capital expenditures of continuing operations	(122.3)	(102.7)	(70.8)
Excess income tax benefit from stock option exercises	47.4	—	—
Cash provided by discontinued operating activities	110.9	116.6	104.8
Capital expenditures of discontinued operations	(27.8)	(21.4)	(28.5)

Free cash flow	$321.5	$540.8	$524.5

     Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investment required to maintain the operations of our businesses and execute our strategy. In the first quarter of 2006, we adopted SFAS 123(R) (see Note 1 in the Financial Statements), which requires that we report excess tax benefits related to share-based compensation as a financing cash flow rather than as an operating cash flow. We have added this benefit back to our calculation of free cash flow in order to consistently classify all cash flows arising from income taxes as operating cash flows. In our opinion, free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases. We use free cash flow as one measure to monitor and evaluate performance. Our definition of free cash flow may differ from definitions used by other companies.
     Free cash flow was $321.5 million for the year ended September 30, 2006 compared to $540.8 million for the year ended September 30, 2005. Free cash flow in 2006 includes voluntary contributions to our U.S. pension plan of $450.0 million compared to $150.0 million of such contributions in 2005. In addition, increased capital spending and working capital in 2006 resulted from the operating growth and growth investments that occurred during the year.
     Commercial paper is our principal source of short-term financing. Commercial paper borrowings outstanding at September 30, 2006 were $219.0 million. The weighted average interest rate on these borrowings was 5.4 percent. At September 30, 2005, and throughout 2005, we had no commercial paper borrowings outstanding due to our cash position.
     In October 2005, we contributed $450 million to our U.S. qualified pension trust. We funded the contribution with a combination of cash on hand and $300 million of commercial paper borrowings. In November 2005, we sold 8 owned properties used in continuing operations in a sale-leaseback transaction for net cash proceeds of approximately $89.9 million. We also sold 16 properties used in discontinued operations in the sale-leaseback transaction for net cash proceeds of $57.6 million. We used the cash proceeds to repay commercial paper borrowings. In September of 2006 we received $83.4 million of cash from the sale of our investment in RSC.
     In 2006, we repurchased approximately 12.2 million shares of our common stock of which 0.4 million shares did not settle until October 2006. The total cost of these shares was $743.1 million, of which $20.6 million was recorded in accounts payable at September 30, 2006. We repurchased 9.8 million shares of our common stock at a cost of $499.2 million in 2005. We anticipate repurchasing stock in 2007, the amount of which will depend ultimately on business conditions, stock price and other cash requirements. At September 30, 2006 we had authorization from our Board of Directors to purchase up to approximately 5.6 million additional shares through September 30, 2007.

     We expect future significant uses of cash to include repurchases of common stock, repayments of short-term borrowings, dividends to shareowners, capital expenditures and acquisitions of businesses and may include additional contributions to our pension plans. We expect capital expenditures from continuing operations in 2007 to be about $145 million. We expect to fund these future uses of cash with the proceeds from our Power Systems divestiture, existing cash balances, cash generated by operating activities, commercial paper borrowings, a new issue of debt or issuance of other securities.
     In addition to cash generated by operating activities, we have access to existing financing sources, including the public debt markets and unsecured credit facilities with various banks. Our debt-to-total-capital ratio was 33.5 percent at September 30, 2006 and 31.2 percent at September 30, 2005.
     In October 2004, we entered into a five-year $600.0 million unsecured revolving credit facility that replaced our then existing $675.0 million unsecured credit facilities. In September 2006 we entered into a 364-day $250.0 million unsecured revolving credit facility. Both credit facilities remain in effect and we had not drawn down under either of them at September 30, 2006 or 2005. Borrowings under these credit facilities bear interest based on short-term money market rates in effect during the period the borrowings are outstanding. The terms of these credit facilities contain covenants under which we would be in default if our debt-to-total-capital ratio was to exceed 60 percent. We were in compliance with all covenants under these credit facilities at September 30, 2006 and 2005. In addition to our $600.0 million and $250.0 million credit facilities, short-term unsecured credit facilities of approximately $117.2 million at September 30, 2006 were available to foreign subsidiaries.
     The following is a summary of our credit ratings as of September 30, 2006:

Credit Rating Agency	Short Term Rating	Long Term Rating	Outlook

Standard & Poor’s	A-1	A	Stable
Moody’s	P-2	A3	Positive
Fitch Ratings	F1	A	Stable
     Among other uses, we can draw our credit facilities as standby liquidity facilities to repay our outstanding commercial paper as it matures. This access to funds to repay maturing commercial paper is an important factor in maintaining the ratings set forth in the table above that have been given to our commercial paper. Under our current policy with respect to these ratings, we expect to limit our other borrowings under the credit facilities, if any, to amounts that would leave enough credit available under the facilities so that we could borrow, if needed, to repay all of our then outstanding commercial paper as it matures.
     If our access to the commercial paper market is adversely affected due to a change in market conditions or otherwise, we would expect to rely on a combination of available cash and the unsecured committed credit facilities to provide short-term funding. In such event, the cost of borrowings under the unsecured committed credit facilities could be higher than the cost of commercial paper borrowings.
     Cash dividends to shareowners were $159.3 million ($0.90 per share) in 2006 and $142.7 million ($0.78 per share) in 2005. Although declaration and payment of dividends are at the sole discretion of our Board of Directors, we expect to pay quarterly dividends in 2007 of $0.29 per outstanding share.

Certain of our contractual cash obligations at September 30, 2006 are:

		Payments by Period
	Total	2007	2008	2009	2010	2011	Thereafter
Long-term debt and interest (a)	$2,144.0	$48.7	$387.9	$27.1	$27.1	$27.1	$1,626.1
Minimum operating lease payments(b)	289.1	61.6	54.3	39.5	25.9	22.2	85.6
Purchase obligations(c)	164.3	16.7	16.3	16.0	13.9	13.8	87.6

Total	$2,597.4	$127.0	$458.5	$82.6	$66.9	$63.1	$1,799.3

(a)
The amounts for long-term debt assume that the respective debt instruments will be outstanding until their scheduled maturity dates. The amounts include interest, but exclude the amounts to be received under an interest rate swap, the ($6.8) million fair value adjustment recorded for the interest rate swap as permitted by SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and the unamortized discount of $45.0 million. See Note 6 in the Financial Statements for additional information regarding our long-term debt.

(b)	See Note 17 in the Financial Statements for information regarding our November 2005 sale-leaseback transaction.

(c)	This item includes long-term obligations under agreements with various service providers.
     We sponsor pension and other postretirement benefit plans for certain employees. See Note 12 in the Financial Statements for information regarding these plans and expected future cash outflows related to the plans.

Supplemental Sales Information
     We translate sales of subsidiaries operating outside of the United States using exchange rates effective during the respective period. Therefore, changes in currency rates affect our reported sales. We believe that sales excluding the effect of changes in currency exchange rates, which is a non-GAAP financial measure, provides useful information to investors because it reflects regional performance from the activities of our businesses without the effect of changes in currency rates. We use sales excluding the effect of changes in currency exchange rates to monitor and evaluate our regional performance. We determine the effect of changes in currency exchange rates by translating the respective period’s sales using the same currency exchange rates as were in effect in the preceding year. We attribute sales to the geographic regions based on the country of destination.
     The following is a reconciliation of our reported sales to sales excluding the effect of changes in currency exchange rates (in millions):

	Year Ended September 30, 2006			Year Ended September 30, 2005
			Sales			Sales
			Excluding			Excluding
		Effect of	the Effect		Effect of	the Effect
		Changes in	of Changes		Changes in	of Changes
		Currency	in Currency		Currency	in Currency
		Exchange	Exchange		Exchange	Exchange
	Sales	Rates	Rates	Sales	Rates	Rates
U.S. and Canada	$2,931.1	$(27.9)	$2,903.2	$2,612.4	$(28.4)	$2,584.0
Europe, Middle East and Africa	832.6	25.8	858.4	804.0	(35.3)	768.7
Asia-Pacific	521.4	1.2	522.6	479.8	(20.9)	458.9
Latin America	271.3	(14.5)	256.8	215.3	(11.5)	203.8

Total Company Sales	$4,556.4	$(15.4)	$4,541.0	$4,111.5	$(96.1)	$4,015.4

     The following is a reconciliation of our reported sales by operating segment to sales excluding the effect of changes in currency exchange rates (in millions):

	Year Ended September 30, 2006			Year Ended September 30, 2005
			Sales			Sales
			Excluding			Excluding
		Effect of	the Effect		Effect of	the Effect
		Changes in	of Changes		Changes in	of Changes
		Currency	in Currency		Currency	in Currency
		Exchange	Exchange		Exchange	Exchange
	Sales	Rates	Rates	Sales	Rates	Rates
Architecture & Software	$2,059.2	$(2.1)	$2,057.1	$1,917.7	$(45.6)	$1,872.1
Control Products & Solutions	2,497.2	(13.3)	2,483.9	2,193.8	(50.5)	2,143.3

Total Company Sales	$4,556.4	$(15.4)	$4,541.0	$4,111.5	$(96.1)	$4,015.4

Critical Accounting Policies and Estimates
     We have prepared the consolidated financial statements in accordance with accounting principles generally accepted in the United States, which require us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and revenues and expenses during the periods reported. Actual results could differ from those estimates. We believe the following critical accounting policies could have the most significant effect on our reported results or require subjective or complex judgments by management.

  Retirement Benefits
  Pension Benefits
     Pension costs and obligations are actuarially determined and are influenced by assumptions used to estimate these amounts, including the discount rate, the expected rate of return on plan assets, the assumed annual compensation increase rate, the retirement rate, the mortality rate and the employee turnover rate. Changes in any of the assumptions and the amortization of differences between the assumptions and actual experience will affect the amount of pension expense recognized in future periods.
     Our global pension expense in 2006 was $71.6 million compared to $55.6 million in 2005. Approximately 68 percent of our 2006 global pension expense relates to our U.S. qualified pension plan. The actuarial assumptions used to determine our 2006 U.S. pension expense included the following: discount rate of 5.25 percent (compared to 6.25 percent for 2005); expected rate of return on plan assets of 8.50 percent (compared to 8.50 percent for 2005); and an assumed compensation increase rate of 4.06 percent (compared to 4.50 percent for 2005).
     In 2006, we made voluntary contributions of $450.0 million to our primary U.S. qualified pension plan trust compared to $150.0 million in 2005.
     The Pension Protection Act of 2006 was signed into law in August 2006. We are currently evaluating this legislation and the effect it will have on our future pension contributions.
     We estimate our pension expense will be approximately $40.5 million in 2007, a decrease of approximately $31.1 million from 2006. Our estimated 2007 pension expense reflects the net cost related to changes in actuarial assumptions in the U.S. pension plan and the benefit of the $450.0 million contribution in October 2005.
     For 2007, changes in actuarial assumptions include an increase in our discount rate to 6.50 percent from the 5.25 percent rate used in 2006. The discount rate is set as of our June 30th measurement date and was determined by modeling a portfolio of bonds that match the expected cash flow of our benefit plans. Our assumed rate of return on plan assets will be reduced to 8.00 percent, compared to the 8.50 percent assumed rate of return used in 2006. We considered actual returns on plan assets over the long term as well as the current and expected mix of plan investments in setting this assumption. We intend, over time, to change the U.S. plan’s mix of investments by increasing the weighting in debt securities. We have assumed a compensation increase rate of 4.19 percent in 2007 compared to 4.06 percent used in 2006. We established this rate using an analysis of all elements of employee compensation that are considered pension eligible earnings.
     The following chart illustrates the estimated change in benefit obligation and net periodic pension cost assuming a change of 25 basis points in the assumptions for our U.S. pension plans (in millions):

	Pension Benefits
	Change in	Change in
	Projected Benefit	Net Periodic Benefit
	Obligation	Cost
Discount Rate	$62.0	$7.2
Rate of Return	—	4.5
     Additional information regarding pension benefits, including our pension obligation and minimum pension liability adjustment, is contained in Note 12 in the Financial Statements.
   Other Postretirement Benefits
     We estimate the costs and obligations for postretirement benefits other than pensions using assumptions, including the discount rate and, for plans other than our primary U.S. postretirement healthcare benefit program, expected trends in the cost for healthcare services. Changes in these assumptions and differences between the assumptions and actual experience will affect the amount of postretirement benefit expense recognized in future periods. The discount rate used to calculate our 2006 other postretirement benefits expense was 5.00 percent (compared to 6.25 percent in 2005). For 2007, the discount rate assumption for other postretirement benefit expense will increase to 6.50 percent. The discount rate is set as of our June 30th measurement date and was determined by modeling a portfolio of bonds that match the expected cash flow of our benefit plans.

     Effective October 1, 2002, we amended our primary U.S. postretirement healthcare benefit program in order to mitigate our share of the increasing cost of postretirement healthcare services. As a result of this amendment to our primary U.S. program, there is no increase in healthcare costs resulting from healthcare inflationary trends as of January 1, 2005.
     Net periodic benefit cost recorded in continuing operations in 2006 was $18.7 million compared to $12.7 million in 2005. We expect net periodic benefit cost in 2007 of approximately $4.4 million and the estimated postretirement projected benefit obligation to approximate $148 million. The decreases are due primarily to the increase in the discount rate by 150 basis points to 6.50 percent and our transition of all eligible retirees to a more efficient Medicare Advantage Plan.
     Additional information regarding postretirement benefits is contained in Note 12 in the Financial Statements.
   Revenue Recognition
     We record sales of products and services, representing approximately 90 percent of our consolidated sales, when all of the following have occurred: an agreement of sale exists; pricing is fixed or determinable; collection is reasonably assured; and product has been delivered and acceptance has occurred, as may be required according to contract terms, or services have been rendered.
     We recognize substantially all of the remainder of our sales as construction-type contracts using either the percentage-of-completion or completed contract methods of accounting. We record sales relating to these contracts using the percentage-of-completion method when we determine that progress toward completion is reasonably and reliably estimable; we use the completed contract method for all others. Under the percentage-of-completion method, we recognize sales and gross profit as work is performed using either (i) the relationship between actual costs incurred and total estimated costs at completion or (ii) units-of-delivery. Under the percentage-of-completion method, we adjust sales and gross profit for revisions of estimated total contract costs or revenue in the period the change is identified. We record estimated losses on contracts when they are identified.
     We use contracts and customer purchase orders to determine the existence of an agreement of sale. We use shipping documents and customer acceptance, when applicable, to verify delivery. We assess whether the fee is fixed or determinable based on the payment terms associated with the transaction and whether the sales price is subject to refund or adjustment. We assess collectibility based on the creditworthiness of the customer as determined by credit evaluations and analysis, as well as the customer’s payment history.
   Returns, Rebates and Incentives
     Our primary incentive program provides distributors with cash rebates or account credits based on agreed amounts that vary depending on the end user or original equipment manufacturer (OEM) customer to whom our distributor ultimately sells the product. We also offer various other incentive programs that provide distributors and direct sale customers with cash rebates, account credits or additional products and services based on meeting specified program criteria. Certain distributors are offered a right to return product, subject to contractual limitations.
     We record accruals for customer returns, rebates and incentives at the time of revenue recognition based primarily on historical experience. Adjustments to the accrual may be required if actual returns, rebates and incentives differ from historical experience or if there are changes to other assumptions used to estimate the accrual. A critical assumption used in estimating the accrual for our primary distributor rebate program is the time period from when revenue is recognized to when the rebate is processed. If the time period were to change by 10 percent, the effect would be an adjustment to the accrual of approximately $6.0 million.
     Returns, rebates and incentives are recognized as a reduction of sales if distributed in cash or customer account credits. Rebates and incentives are recognized in cost of sales for additional products and services to be provided. Accruals are reported as a current liability in our balance sheet or, where a right of set-off exists, as a reduction of accounts receivable. The accrual for customer returns, rebates and incentives was $111.2 million at September 30, 2006 and $109.1 million at September 30, 2005, of which $8.5 million at September 30, 2006 and $9.4 million at September 30, 2005 was included as an offset to accounts receivable.

   Impairment of Long-Lived Assets
     We evaluate the recoverability of the carrying amount of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable through future cash flows. We evaluate the recoverability of goodwill and other intangible assets with indefinite useful lives annually or more frequently if events or circumstances indicate that an asset might be impaired. We use judgment when applying the impairment rules to determine when an impairment test is necessary. Factors we consider that could trigger an impairment review include significant underperformance relative to historical or forecasted operating results, a significant decrease in the market value of an asset, a significant change in the extent or manner in which an asset is used and significant negative industry or economic trends.
     Impairment losses are measured as the amount by which the carrying value of an asset exceeds its estimated fair value. To determine fair value, we must make estimates of the future cash flows related to the asset being reviewed. These estimates require assumptions about demand for our products and services, future market conditions and technological developments. Other assumptions include the discount rate and future growth rates.
     We perform our annual impairment test on non-amortized intangible assets during the second quarter of our fiscal year. As of the second quarter of 2006, we determined that no impairments existed. In conjunction with the sale of the principal businesses of our former Power Systems segment, the Reliance trademark and the goodwill associated with the Power Systems segment will be written-off.
   Litigation, Claims and Contingencies
     We record liabilities for litigation, claims and contingencies when an obligation is probable and when we have a basis to reasonably estimate the value of an obligation. We also record liabilities for environmental matters based on estimates for known environmental remediation exposures. The liabilities include accruals for sites we currently own or operate or formerly owned or operated and third-party sites where we were determined to be a potentially responsible party. At third-party sites where more than one potentially responsible party has been identified, we record a liability for our estimated allocable share of costs related to our involvement with the site as well as an estimated allocable share of costs related to the involvement of insolvent or unidentified parties. At environmental sites where we are the only responsible party, we record a liability for the total estimated costs of remediation. We do not discount future expenditures for environmental remediation obligations to their present value. Environmental liability estimates may be affected by changing determinations of what constitutes an environmental exposure or an acceptable level of cleanup. To the extent that remediation procedures change, additional contamination is identified, or the financial condition of other potentially responsible parties is adversely affected, the estimate of our environmental liabilities may change.
     Effective September 30, 2006, we adopted FIN 47, which clarifies the guidance included in SFAS No. 143, Accounting for Asset Retirement Obligations (SFAS 143). Under FIN 47, companies must accrue for costs related to a legal obligation associated with the retirement of a tangible long-lived asset that results from the acquisition, construction, development or the normal operation of the long-lived asset. The obligation to perform the asset retirement activity is not conditional even though the timing or method may be conditional.
     Identified conditional asset retirement obligations include asbestos abatement and remediation of soil contamination beneath current and previously divested facilities. We estimated conditional asset retirement obligations using site-specific knowledge and historical industry expertise. The application of FIN 47 resulted in a charge, net of tax, of $17.7 million included in the Consolidated Statement of Operations for the year ended September 30, 2006 as the cumulative effect of a change in accounting principle.
     Our reserve for environmental matters, net of related receivables, was $65.7 million at September 30, 2006 and $39.3 million at September 30, 2005. The reserve in 2006 includes $28.7 million recorded in Other liabilities in our Consolidated Balance Sheet at September 30, 2006 resulting from our adoption of FIN 47; see Note 17 in the Financial Statements for additional information. During 2006, we recorded adjustments totaling $4.9 million, excluding the adoption of FIN 47, to increase the environmental reserves related to several legacy sites compared to 2005 adjustments of $8.5 million.

     Our recorded liability for environmental matters relates almost entirely to businesses formerly owned by us (legacy businesses) for which we retained the responsibility to remediate. The nature of our current business is such that the likelihood of new environmental exposures that could result in a significant charge to earnings is low. As a result of remediation efforts at legacy sites and limited new environmental matters, we expect that gradually, over a long period of time, our environmental obligations will decline. However, changes in remediation procedures at existing legacy sites or discovery of contamination at additional sites could result in increases to our environmental obligations.
     Various lawsuits, claims and proceedings have been or may be instituted or asserted against us relating to the conduct of our business, including those pertaining to product liability. As described in Item 3. Legal Proceedings, we have been named as a defendant in lawsuits alleging personal injury as a result of exposure to asbestos that was used in certain components of our products many years ago. See Item 3 for further discussion.
     Our principal self-insurance programs include product liability where we are self-insured up to a specified dollar amount. Claims exceeding this amount up to specified limits are covered by policies purchased from commercial insurers. We estimate the reserve for product liability claims, excluding asbestos, using our claims experience for the periods being valued. Adjustments to the product liability reserves may be required to reflect emerging claims experience and other factors such as inflationary trends or the outcome of claims. The reserve for product liability claims was $25.8 million at September 30, 2006 and $27.1 million at September 30, 2005.
     Additional information regarding litigation, claims and contingencies is contained in Note 17 in the Financial Statements.
   Income Taxes
     We operate in numerous taxing jurisdictions and are subject to regular examinations by various U.S. Federal, state and foreign jurisdictions for various tax periods. Additionally, we have retained tax liabilities and the rights to tax refunds in connection with various divestitures of businesses in prior years. Our income tax positions are based on research and interpretations of the income tax laws and rulings in each of the jurisdictions in which we do business. Due to the subjectivity of interpretations of laws and rulings in each jurisdiction, the differences and interplay in tax laws between those jurisdictions as well as the inherent uncertainty in estimating the final resolution of complex tax audit matters, our estimates of income tax liabilities may differ from actual payments or assessments.
     While we have support for the positions taken on our tax returns, taxing authorities are increasingly asserting interpretations of laws and facts and challenging cross jurisdictional transactions. Cross jurisdictional transactions between our subsidiaries involving the transfer price for products, services, and/or intellectual property as well as various U.S. state tax matters comprise our more significant income tax exposures. We regularly assess our position with regard to tax exposures and record liabilities for uncertain tax positions and related interest and penalties, if any, according to the principles of SFAS No. 5, Accounting for Contingencies. We have recorded an accrual of $85.1 million at September 30, 2006 and $103.1 million at September 30, 2005 that reflects our estimate of the likely outcome of current and future audits, which is included in Other liabilities in our Consolidated Balance Sheet. A final determination of these tax audits or changes in our estimates may result in additional future income tax expense or benefit.
     We have recorded a valuation allowance for the majority of our deferred tax assets in the amount of $36.8 million at September 30, 2006 and $55.3 million at September 30, 2005 related to non-U.S. net operating loss and capital loss carryforwards (Carryforwards) based on the projected profitability of the entity in the respective tax jurisdiction. The valuation allowance is based on an evaluation of the uncertainty that the Carryforward amount will be realized. Our income would increase if we determine we will be able to utilize more Carryforwards than currently expected.
     At the end of each interim reporting period, we estimate a base effective tax rate, which is the effective tax rate that we expect for the full fiscal year based on our most recent forecast of pretax income, permanent book and tax differences and global tax planning strategies. We use this base rate to provide for income taxes on a year-to-date basis, excluding the effect of significant unusual or extraordinary items or items that are reported net of their related tax effects. We recognize the tax effect of significant unusual or extraordinary items in the period in which they are realizable.
     Additional information regarding income taxes is contained in Note 16 in the Financial Statements.
   Recent Accounting Pronouncements
     See Note 1 in the Financial Statements regarding recent accounting pronouncements.

Item 8. Financial Statements and Supplementary Data
CONSOLIDATED BALANCE SHEET
(in millions)

	September 30,
	2006	2005
Assets
Current Assets
Cash and cash equivalents	$408.1	$459.0
Receivables	743.6	664.2
Inventories	411.5	399.8
Deferred income taxes	160.4	150.8
Other current assets	113.0	181.2
Assets available for sale (Note 13)	351.4	331.5

Total current assets	2,188.0	2,186.5

Property, net	468.5	531.2
Goodwill	693.8	662.4
Other intangible assets, net	126.1	107.8
Deferred income taxes	—	168.0
Prepaid pension	596.6	199.8
Other assets	110.2	176.7
Assets available for sale (Note 13)	552.2	492.7

Total	$4,735.4	$4,525.1

Liabilities and Shareowners’ Equity

Current Liabilities
Short-term debt	$219.0	$0.1
Accounts payable	395.7	323.5
Compensation and benefits	167.7	205.6
Income taxes payable	51.0	5.4
Other current liabilities	348.4	304.7
Liabilities associated with assets available for sale (Note 13)	111.5	101.5

Total current liabilities	1,293.3	940.8

Long-term debt	748.2	748.2
Retirement benefits	322.6	951.2
Deferred income taxes	75.5	—
Other liabilities	236.1	204.0
Liabilities associated with assets available for sale (Note 13)	141.5	31.8
Commitments and contingent liabilities (Note 17)

Shareowners’ Equity
Common stock (shares issued: 216.4)	216.4	216.4
Additional paid-in capital	1,193.6	1,122.7
Retained earnings	2,856.2	2,493.5
Accumulated other comprehensive loss	(75.3)	(501.5)
Unearned restricted stock compensation	—	(1.7)
Common stock in treasury, at cost (shares held: 2006, 45.6; 2005, 36.7)	(2,272.7)	(1,680.3)

Total shareowners’ equity	1,918.2	1,649.1

Total	$4,735.4	$4,525.1

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENT OF OPERATIONS
(in millions, except per share amounts)

	Year Ended September 30,
	2006	2005	2004
Sales	$4,556.4	$4,111.5	$3,644.0
Cost of sales	(2,656.4)	(2,448.0)	(2,259.5)

Gross profit	1,900.0	1,663.5	1,384.5

Selling, general and administrative expenses	(1,141.0)	(997.4)	(939.3)
Other income (expense) (Note 15)	33.4	9.6	(23.5)
Interest expense	(56.6)	(45.8)	(41.7)

Income from continuing operations before income taxes and cumulative effect of accounting change	735.8	629.9	380.0
Income tax provision (Note 16)	(206.5)	(182.2)	(63.9)

Income from continuing operations before cumulative effect of accounting change	529.3	447.7	316.1

Income from discontinued operations (Note 13)	95.4	92.3	98.8
Cumulative effect of accounting change (Note 17)	(17.7)	—	—

Net income	$607.0	$540.0	$414.9

Basic earnings per share:

Continuing operations before accounting change	$3.00	$2.45	$1.71
Discontinued operations	0.54	0.50	0.53
Cumulative effect of accounting change	(0.10)	—	—

Net income	$3.44	$2.95	$2.24

Diluted earnings per share:

Continuing operations before accounting change	$2.94	$2.39	$1.65
Discontinued operations	0.53	0.49	0.52
Cumulative effect of accounting change	(0.10)	—	—

Net income	$3.37	$2.88	$2.17

Weighted average outstanding shares:

Basic	176.6	183.1	185.5

Diluted	179.9	187.2	191.1

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)

	Year Ended September 30,
	2006	2005	2004
Continuing Operations:
Operating Activities:
Net income	$607.0	$540.0	$414.9
Cumulative effect of accounting change	17.7	—	—
Income from discontinued operations	(95.4)	(92.3)	(98.8)

Income from continuing operations before accounting change	529.3	447.7	316.1

Adjustments to arrive at cash provided by operating activities:
Depreciation	96.2	109.0	113.2
Amortization of intangible assets	21.2	18.4	24.8
Share-based compensation expense	25.6	—	—
Retirement benefit expense	90.3	68.3	66.7
Pension trust contributions	(472.2)	(185.6)	(156.9)
Deferred income taxes	3.1	118.1	51.2
Net (gain) loss on dispositions of property, business and investment (Note 15)	(20.2)	4.0	23.4
Income tax benefit from the exercise of stock options	1.1	72.1	40.2
Excess income tax benefit from the exercise of stock options	(47.4)	—	—
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency adjustments:
Receivables	(60.4)	(34.6)	(36.0)
Inventories	(6.2)	9.3	(24.2)
Accounts payable	41.8	13.4	26.6
Compensation and benefits	(39.9)	15.6	36.3
Income taxes	133.6	(64.4)	(35.3)
Other assets and liabilities	17.4	(43.0)	72.9

Cash Provided by Operating Activities	313.3	548.3	519.0

Investing Activities:
Capital expenditures	(122.3)	(102.7)	(70.8)
Acquisition of businesses, net of cash acquired	(39.5)	—	—
Proceeds from sales of property, business and investment	196.8	7.1	31.4
Proceeds from return on investment	24.1	—	—
Other investing activities	(6.4)	(0.7)	0.4

Cash Provided by (Used for) Investing Activities	52.7	(96.3)	(39.0)

Financing Activities:
Net issuance (repayments) of short-term debt	218.9	(0.1)	(8.4)
Cash dividends	(159.3)	(142.7)	(122.5)
Purchases of treasury stock (See Note 10 for non-cash financing activities)	(722.5)	(499.2)	(258.4)
Proceeds from the exercise of stock options	60.1	91.6	78.5
Excess income tax benefit from the exercise of stock options	47.4	—	—
Other financing activities	(0.7)	(1.3)	(1.2)

Cash Used for Financing Activities	(556.1)	(551.7)	(312.0)

Effect of exchange rate changes on cash	(1.2)	(3.1)	1.8

Cash (Used for) Provided by Continuing Operations	(191.3)	(102.8)	169.8
Discontinued Operations:
Cash Provided by Discontinued Operating Activities	110.9	116.6	104.8
Cash Provided by (Used for) Discontinued Investing Activities	29.8	(26.5)	(27.5)
Cash (Used for) Provided by Discontinued Financing Activities	(0.3)	1.1	—

Cash Provided by Discontinued Operations	140.4	91.2	77.3

(Decrease) Increase in Cash	(50.9)	(11.6)	247.1
Cash and Cash Equivalents at Beginning of Year	459.0	470.6	223.5

Cash and Cash Equivalents at End of Year	$408.1	$459.0	$470.6

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENT OF SHAREOWNERS’ EQUITY
(in millions, except per share amounts)

	Year Ended September 30,
	2006	2005	2004
Common Stock (no shares issued during years)	$216.4	$216.4	$216.4

Additional Paid-In Capital
Beginning balance	1,122.7	1,050.6	1,007.5
Income tax benefits from the exercise of stock options	48.5	72.1	40.2
Share based compensation expense	29.5	—	—
Other	(7.1)	—	2.9

Ending balance	1,193.6	1,122.7	1,050.6

Retained Earnings
Beginning balance	2,493.5	2,255.7	2,143.0
Net income	607.0	540.0	414.9
Cash dividends (2006, $0.90 per share; 2005, $0.78 per share; 2004, $0.66 per share)	(159.3)	(142.7)	(122.5)
Shares delivered under incentive plans	(85.0)	(159.5)	(179.7)

Ending balance	2,856.2	2,493.5	2,255.7

Accumulated Other Comprehensive Loss
Beginning balance	(501.5)	(226.8)	(343.8)
Other comprehensive income (loss)	426.2	(274.7)	117.0

Ending balance	(75.3)	(501.5)	(226.8)

Unearned Restricted Stock Compensation
Beginning balance	(1.7)	(1.1)	—
Restricted stock compensation expense	—	0.9	0.6
Restricted stock grants	—	(1.5)	(1.7)
Transfer to additional paid-in capital	1.7	—	—

Ending balance	—	(1.7)	(1.1)

Treasury Stock
Beginning balance	(1,680.3)	(1,433.8)	(1,436.3)
Purchases	(743.1)	(499.2)	(258.4)
Shares delivered under incentive plans	150.7	252.7	260.9

Ending balance	(2,272.7)	(1,680.3)	(1,433.8)

Total Shareowners’ Equity	$1,918.2	$1,649.1	$1,861.0

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
(in millions)

	Year Ended September 30,
	2006	2005	2004
Net income	$607.0	$540.0	$414.9
Other comprehensive income (loss):
Minimum pension liability adjustments (net of tax expense (benefit) of $253.5, ($185.0) and $42.1)	401.3	(293.4)	68.2
Currency translation adjustments	33.2	7.1	34.0
Net change in unrealized gains and losses on cash flow hedges (net of tax (benefit) expense of ($5.4), $6.9 and $8.6)	(8.3)	11.4	14.2
Net change in unrealized losses on investment securities	—	0.2	0.6

Other comprehensive income (loss)	426.2	(274.7)	117.0

Comprehensive income	$1,033.2	$265.3	$531.9

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Basis of Presentation and Accounting Policies
     Rockwell Automation, Inc. (the Company or Rockwell Automation) is a leading global provider of industrial automation control and information solutions that help manufacturers achieve a competitive advantage in their businesses.
   Basis of Presentation
     Except as indicated, amounts reflected in the consolidated financial statements or the notes thereto relate to our continuing operations.
     In September 2004, we sold our FirstPoint Contact business. FirstPoint Contact is classified as a discontinued operation in the consolidated financial statements for all periods presented.
     In June 2006, we announced our intention to divest our Dodge mechanical and Reliance Electric motors and motor repair services businesses. On November 7, 2006, we announced that we have entered into a definitive agreement to sell these businesses to Baldor Electric Company (Baldor) for $1.8 billion, comprised of $1.75 billion in cash and approximately 1.6 million shares in Baldor common stock. The transaction closed on January 31, 2007. These businesses are reported as a discontinued operation in the Condensed Consolidated Financial Statements for all periods presented.
     In March 2006, we sold the assets of our ElectroCraft Engineered Solutions (ElectroCraft) business. ElectroCraft is reported as a discontinued operation in the Condensed Consolidated Financial Statements for all periods presented.
     Effective October 1, 2006, we realigned our internal management reporting structure. As a result of this realignment, we now report our historical Control Systems operating segment as two new operating segments: Architecture & Software and Control Products & Solutions. The reporting structure changes include realignment of our services and solutions offerings from our former Control Systems operating segment to report through the Control Products & Solutions segment. Additionally, the drives and drives related parts and services business from our former Power Systems operating segment was also realigned to report through Control Products & Solutions. We no longer report our former Power Systems operating segment as a continuing operation as a result of our November announcement that we have agreed to sell this segment’s principal businesses.
  Principles of Consolidation
     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned and controlled majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Investments in affiliates over which we have the ability to exert significant influence, but that we do not control and are not the primary beneficiary of, are accounted for using the equity method of accounting. Accordingly, our proportional share of the respective affiliate’s earnings or losses is included in other income (expense) in the Consolidated Statement of Operations. Investments in affiliates over which we do not have the ability to exert significant influence are accounted for using the cost method of accounting. These affiliated companies are not material individually or in the aggregate to our financial position, results of operations or cash flows.
   Use of Estimates
     The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, which require us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and revenues and expenses during the periods reported. Actual results could differ from those estimates. We use estimates in accounting for, among other items, customer returns, rebates and incentives; allowance for doubtful accounts; excess and obsolete inventory; impairment of long-lived assets; product warranty obligations; retirement benefits; litigation, claims and contingencies, including environmental matters and conditional asset retirement obligations; and income taxes. We account for changes to estimates and assumptions prospectively when warranted by factually based experience.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
1. Basis of Presentation and Accounting Policies - (Continued)
   Revenue Recognition
     We record sales of products and services, representing approximately 90 percent of our consolidated sales, when all of the following have occurred: an agreement of sale exists; pricing is fixed or determinable; collection is reasonably assured; and product has been delivered and acceptance has occurred, as may be required according to contract terms, or services have been rendered.
     We recognize substantially all of the remainder of our sales as construction-type contracts using either the percentage-of-completion or completed contract method of accounting. We record sales relating to these contracts using the percentage-of-completion method when we determine that progress toward completion is reasonably and reliably estimable; we use the completed contract method for all others. Under the percentage-of-completion method, we recognize sales and gross profit as work is performed using either (i) the relationship between actual costs incurred and total estimated costs at completion or (ii) units-of-delivery. Under the percentage-of-completion method, we adjust sales and gross profit for revisions of estimated total contract costs or revenue in the period the change is identified. We record estimated losses on contracts when they are identified.
     We use contracts and customer purchase orders to determine the existence of an agreement of sale. We use shipping documents and customer acceptance, when applicable, to verify delivery. We assess whether the fee is fixed or determinable based on the payment terms associated with the transaction and whether the sales price is subject to refund or adjustment. We assess collectibility based on the creditworthiness of the customer as determined by credit evaluations and analysis, as well as the customer’s payment history.
     Shipping and handling costs billed to customers are included in sales and the related costs are included in cost of sales in the Consolidated Statement of Operations.
   Returns, Rebates and Incentives
     Our primary incentive program provides distributors with cash rebates or account credits based on agreed amounts that vary depending on the end user or original equipment manufacturer (OEM) customer to whom our distributor ultimately sells the product. We also offer various other incentive programs that provide distributors and direct sale customers with cash rebates, account credits or additional products and services based on meeting specified program criteria. Certain distributors are offered a right to return product, subject to contractual limitations.
     We record accruals for customer returns, rebates and incentives at the time of revenue recognition based primarily on historical experience. Returns, rebates and incentives are recognized as a reduction of sales if distributed in cash or customer account credits. Rebates and incentives are recognized in cost of sales for additional products and services to be provided. Amounts are accrued at the time of recognition of our sale to a distributor or direct sale customer. Accruals are reported as a current liability in our balance sheet or, where a right of set-off exists, as a reduction of accounts receivable.
   Taxes on Revenue Producing Transactions
     Taxes assessed by governmental authorities on revenue producing transactions, including sales, value added, excise and use taxes, are recorded on a net basis (excluded from revenue).
  Cash and Cash Equivalents
     Cash and cash equivalents include time deposits and certificates of deposit with original maturities of three months or less at the time of purchase.
   Receivables
     We record allowances for doubtful accounts based on customer-specific analysis and general matters such as current assessments of past due balances and economic conditions. Receivables are stated net of allowances for doubtful accounts of $11.2 million at September 30, 2006 and $15.1 million at September 30, 2005. In addition, receivables are stated net of an allowance for certain customer returns, rebates and incentives of $8.5 million at September 30, 2006 and $9.4 million at September 30, 2005.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
1. Basis of Presentation and Accounting Policies - (Continued)
   Inventories
     Inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) or average cost methods. Market is determined on the basis of estimated realizable values.
Property
     Property is stated at cost. We calculate depreciation of property using the straight-line method over 15 to 40 years for buildings and improvements, 3 to 14 years for machinery and equipment and 3 to 10 years for computer hardware and software. We capitalize significant renewals and enhancements and write off replaced units. We expense maintenance and repairs, as well as renewals of minor amounts.
   Intangible Assets
     Goodwill and other intangible assets generally result from business acquisitions. We account for business acquisitions by allocating the purchase price to tangible and intangible assets acquired and liabilities assumed at their fair values, the excess of the purchase price over the allocated amount is recorded as goodwill.
     Statement of Financial Accounting Standard (SFAS) No. 142, Goodwill and Other Intangible Assets, requires goodwill and other intangible assets with indefinite useful lives to be reviewed for impairment annually or more frequently if events or circumstances indicate an impairment may be present, rather than amortized as previous standards required. Any excess in carrying value over the estimated fair value is charged to results of operations. We perform an annual impairment test during the second quarter of our fiscal year.
     We amortize intangible assets with finite useful lives on a straight-line basis over their estimated useful lives, generally ranging from 3 to 10 years for computer software products and 3 to 14 years for other intangible assets.
   Impairment of Long-Lived Assets
     We evaluate the recoverability of the recorded amount of long-lived assets whenever events or changes in circumstances indicate that the recorded amount of an asset may not be fully recoverable. An impairment is assessed when the undiscounted expected future cash flows derived from an asset are less than its carrying amount. If we determine that an asset is impaired, we measure the impairment to be recognized as the amount by which the recorded amount of the asset exceeds its fair value. We report assets to be disposed of at the lower of the recorded amount or fair value less cost to sell. We determine fair value using a discounted future cash flow analysis.
   Derivative Financial Instruments
     We use derivative financial instruments in the form of foreign currency forward exchange contracts and interest rate swap contracts to manage foreign currency and interest rate risks. We use foreign currency forward exchange contracts to offset changes in the amount of future cash flows associated with intercompany transactions expected to occur within the next three years (cash flow hedges) and changes in the fair value of certain assets and liabilities resulting from intercompany loans and other transactions with third parties denominated in foreign currencies. We sometimes use interest rate swap contracts to manage the balance of fixed and floating rate debt. Our accounting method for derivative financial instruments is based upon the designation of such instruments as hedges under accounting principles generally accepted in the United States. It is our policy to execute such instruments with creditworthy banks and not to enter into derivative financial instruments for speculative purposes. All foreign currency forward exchange contracts are denominated in currencies of major industrial countries.
   Foreign Currency Translation
     We translate assets and liabilities of subsidiaries operating outside of the United States with a functional currency other than the U.S. dollar into U.S. dollars using exchange rates at the end of the respective period. We translate sales, costs and expenses at average exchange rates effective during the respective period. We report foreign currency translation adjustments as a component of other comprehensive income. Currency transaction gains and losses are included in the results of operations in the period incurred.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
1. Basis of Presentation and Accounting Policies - (Continued)
   Research and Development Expenses
     We expense research and development (R&D) costs as incurred; these costs were $148.5 million in 2006, $128.0 million in 2005 and $111.8 million in 2004. We include R&D expenses in cost of sales in the Consolidated Statement of Operations.
   Income Taxes
     We record a liability for income tax exposures when they are probable and the amount can be reasonably estimated. Tax benefits related to claims are also recognized when they become probable and reasonably estimable. When determining the probability and the estimability of the liability or tax benefit, we consider the relevant tax law as applied to us by the particular country, state, or other taxing authority.
   Earnings Per Share
     We present basic and diluted earnings per share (EPS) amounts. Basic EPS is calculated by dividing net income by the weighted average number of common shares outstanding during the year. Diluted EPS amounts are based upon the weighted average number of common and common equivalent shares outstanding during the year. We use the treasury stock method to calculate the effect of outstanding share-based compensation awards. Share-based compensation awards for which the total employee proceeds exceed the average market price over the period have an antidilutive effect on EPS, and accordingly, we exclude them from the calculation. Antidilutive share-based compensation awards for the years ended September 30, 2006 (905,455 shares), 2005 (20,013 shares) and 2004 (51,938 shares) were excluded from the diluted EPS calculation.
     The following table reconciles basic weighted average outstanding shares to diluted weighted average outstanding shares (in millions):

	2006	2005	2004
Weighted average outstanding shares
Basic weighted average outstanding shares	176.6	183.1	185.5
Effect of dilutive securities
Stock options	3.2	4.1	5.6
Restricted stock	0.1	—	—

Diluted weighted average outstanding shares	179.9	187.2	191.1

   Share-Based Compensation
     Effective October 1, 2005, we adopted SFAS 123(R), Share-Based Payment (SFAS 123(R)), using the modified prospective application transition method. We recognize share-based compensation expense on grants of share-based compensation awards on a straight-line basis over the service period of each award recipient. See Note 11 for additional information. SFAS 123(R) requires us to report the tax benefit from the tax deduction related to share-based compensation that is in excess of recognized compensation costs (excess tax benefits) as a financing cash flow rather than as an operating cash flow. Prior to 2006 and the adoption of SFAS 123(R), we reported the entire tax benefit related to the exercise of stock options as an operating cash flow.
   Product and Workers’ Compensation Liabilities
     We record accruals for product and workers’ compensation claims in the period in which they are probable and reasonably estimable. Our principal self-insurance programs include product liability and workers’ compensation where we self-insure up to a specified dollar amount. Claims exceeding this amount up to specified limits are covered by policies purchased from commercial insurers. We estimate the liability for the majority of the self-insured claims using our claims experience for the periods being valued.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
1. Basis of Presentation and Accounting Policies - (Continued)
   Environmental Matters
     We record accruals for environmental matters in the period in which our responsibility is probable and the cost can be reasonably estimated. We make changes to the accruals in the periods in which the estimated costs of remediation change. At environmental sites for which more than one potentially responsible party has been identified, we record a liability for our estimated allocable share of costs related to our involvement with the site as well as an estimated allocable share of costs related to the involvement of insolvent or unidentified parties. At environmental sites for which we are the only responsible party, we record a liability for the total estimated costs of remediation. We do not discount to their present value future expenditures for environmental remediation obligations. If we determine that recovery from insurers or other third parties is probable, we record a receivable for the estimated recovery.
   Conditional Asset Retirement Obligations
     We account for conditional asset retirement obligations under Financial Accounting Standards Board (FASB) Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations (FIN 47). We accrue for costs related to a legal obligation associated with the retirement of a tangible long-lived asset that results from the acquisition, construction, development or the normal operation of the long-lived asset. The obligation to perform the asset retirement activity is not conditional even though the timing or method may be conditional. See Note 17 for additional information related to these obligations.
   Recent Accounting Pronouncements
     In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – An Amendment of FASB Statements No. 87, 88, 106, and 132R (SFAS 158). SFAS 158 requires companies to recognize the funded status of pension and other postretirement benefit plans on sponsoring employers’ balance sheets and to recognize changes in the funded status in the year the changes occur. It also requires the measurement date of plan assets and obligations to occur at the end of the employers’ fiscal year. SFAS 158 is effective for us at the end of fiscal 2007, except for the change in measurement date, which is effective for us in fiscal 2009. The effect on our financial statements is dependent upon the discount rate at our fiscal 2007 measurement date (June 30, 2007) and actual returns on our pension plan assets during the year. We expect the statement to result in a reduction of our shareowners’ equity. It is unlikely that FAS 158 will affect our loan covenant compliance or our other financial arrangements.
     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. It also establishes a fair value hierarchy that prioritizes information used in developing assumptions when pricing an asset or liability. SFAS 157 will be effective for us beginning in fiscal 2009. We are evaluating the statement to determine the effect on our financial statements and related disclosures.
     In September 2006, the Securities Exchange Commission (SEC) issued Staff Accounting Bulletin No. 108, Financial Statements – Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (SAB 108). SAB 108 requires companies to quantify the impact of all correcting misstatements, including both the carryover and reversing effects of prior year misstatements, on the current year financial statements. This pronouncement is effective for us in fiscal 2007. We do not believe SAB 108 will have a material effect on our financial statements and related disclosures.
     In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 will be effective for us beginning in fiscal 2008. We are evaluating the interpretation to determine the effect on our financial statements and related disclosures.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
2. Acquisitions and Divestitures
   2006 Acquisitions and Divestitures
     In May 2006, our Architecture & Software segment acquired GEPA mbH, a provider of change management software for industrial automation, process control and industrial information technology. In January 2006, our Control Products & Solutions segment acquired Caribbean Integration Engineers, Inc. (CIE). CIE offers engineering services in control systems integration, process automation, computer system validation and IT solutions. Our Architecture & Software segment also acquired Datasweep, Inc., a provider of production management software, in December 2005.
     The results of operations of the acquired businesses have been included in our Consolidated Statement of Operations since the dates of acquisition. Pro forma financial information and allocation of the purchase price is not presented as the effects of these acquisitions are not material to our results of operations and financial position.
     In March 2006, our Architecture & Software segment sold the assets of our ElectroCraft Engineered Solutions business. See Note 13 for additional information.
     We also sold our investment in Rockwell Scientific Company LLC (RSC) during 2006. See Note 14 for additional information related to this sale.
3. Goodwill and Other Intangible Assets
     The changes in the carrying amount of goodwill for the years ended September 30, 2005 and 2006 are (in millions):

		Control
	Architecture &	Products &
	Software	Solutions	Total
Balance as of September 30, 2004	$308.0	$358.0	$666.0
Translation and other	(1.9)	(1.7)	(3.6)

Balance as of September 30, 2005	306.1	356.3	662.4

Acquisition of businesses	15.4	3.5	18.9
Translation and other	6.7	5.8	12.5

Balance as of September 30, 2006	$328.2	$365.6	$693.8

     We performed our annual evaluation of goodwill and indefinite life intangible assets for impairment during the second quarter of 2006 and concluded that no impairments existed.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
     3. Goodwill and Other Intangible Assets – (Continued)
          Other intangible assets consist of (in millions):

	September 30, 2006
	Carrying	Accumulated
	Amount	Amortization	Net
Amortized intangible assets:
Computer software products	131.3	69.9	61.4
Other	38.0	19.0	19.0

Total amortized intangible assets	169.3	88.9	80.4
Intangible assets not subject to amortization	45.7	—	45.7

Total	$215.0	$88.9	$126.1

	September 30, 2005
	Carrying	Accumulated
	Amount	Amortization	Net
Amortized intangible assets:
Computer software products	107.6	53.6	54.0
Other	23.2	13.2	10.0

Total amortized intangible assets	130.8	66.8	64.0
Intangible assets not subject to amortization	43.8	—	43.8

Total	$174.6	$66.8	$107.8

     During 2006, in connection with the final purchase price allocations of Datasweep, Inc. and CIE (see Note 2), we recorded intangible assets of $19.3 million, of which $9.0 million was assigned to computer software products and $1.9 million to intangible assets not subject to amortization. The remainder is classified as other intangible assets. Our preliminary purchase price allocation associated with our acquisition of GEPA mbH includes an allocation of $1.8 million to computer software products and $1.2 million to other intangible assets.
     Computer software products amortization expense was $16.4 million in 2006, $14.8 million in 2005 and $16.0 million in 2004.
     The Allen-Bradley® and CIETM trademarks have an indefinite life, and therefore are not subject to amortization.
     Estimated amortization expense is $24.0 million in 2007, $22.0 million in 2008, $15.8 million in 2009, $7.4 million in 2010, and $6.2 million in 2011.
4. Inventories
     Inventories consist of (in millions):

	September 30,
	2006	2005
Finished goods	$132.6	$120.0
Work in process	98.7	109.5
Raw materials, parts, and supplies	180.2	170.3

Inventories	$411.5	$399.8

     We report inventories net of the allowance for excess and obsolete inventory of $31.4 million at September 30, 2006 and $35.5 million at September 30, 2005.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
5. Property
     Property consists of (in millions):

	September 30,
	2006	2005
Land	$5.1	$20.8
Buildings and improvements	243.5	346.7
Machinery and equipment	1,227.9	1,163.1
Construction in progress	39.2	24.9

Total	1,515.7	1,555.5
Less accumulated depreciation	(1,047.2)	(1,024.3)

Property, net	$468.5	$531.2

     The decrease in our Land and Buildings and improvements balances in 2006 is the result of a sale-leaseback transaction of 8 properties that occurred during the year. See Note 17 for additional information.
6. Long-term Debt
     Long-term debt consists of (in millions):

	September 30,
	2006	2005
6.15% notes, payable in 2008	$343.2	$343.7
6.70% debentures, payable in 2028	250.0	250.0
5.20% debentures, payable in 2098	200.0	200.0
Unamortized discount	(45.0)	(45.5)

Total	748.2	748.2
Less current portion	—	—

Long-term debt	$748.2	$748.2

     We issued an aggregate of $800 million principal amount of our 6.15% notes, 6.70% debentures and 5.20% debentures in January 1998. The debt offering yielded approximately $750.0 million of proceeds. We issued the 5.20% debentures at a discount, and the 6.15% notes and 6.70% debentures at par.
     In September 2002, we entered into an interest rate swap contract (the Swap) that effectively converted our $350.0 million aggregate principal amount of 6.15% notes, payable in 2008, to floating rate debt based on six-month LIBOR. The floating rate was 8.02 percent at September 30, 2006 and 6.23 percent at September 30, 2005. As permitted by SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133), as amended, we have designated the Swap as a fair value hedge. Accordingly, the fair value of the Swap was recorded in other liabilities on the Consolidated Balance Sheet with a corresponding adjustment to the carrying value of the underlying debt at September 30, 2006 and 2005. The fair value of the Swap, based upon quoted market prices for contracts with similar maturities, was a liability of $6.8 million at September 30, 2006 and a liability of $6.3 million at September 30, 2005.
     On October 26, 2004, we entered into a five-year $600.0 million unsecured revolving credit facility. On September 29, 2006, we entered into a 364-day $250.0 million unsecured revolving credit facility. Both credit facilities remain in effect and we have not drawn down under either of them at September 30, 2006 or 2005. Borrowings under these credit facilities bear interest based on short-term money market rates in effect during the period the borrowings are outstanding. The terms of these credit facilities contain covenants under which we would be in default if our debt-to-total-capital ratio was to exceed 60 percent. We were in compliance with all covenants under these credit facilities at September 30, 2006 and 2005. In addition to our $600.0 and $250.0 million credit facilities, short-term unsecured credit facilities of approximately $117.2 million at September 30, 2006 were available to foreign subsidiaries. There were no significant commitment fees or compensating balance requirements under any of our credit facilities. Borrowings under our credit facilities during 2006 were not significant.
     Interest payments were $58.6 million during 2006, $45.6 million during 2005 and $40.9 million during 2004.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
7. Other Current Liabilities
     Other current liabilities consist of (in millions):

	September 30,
	2006	2005
Advance payments from customers and deferred revenue	$98.7	$76.1
Customer returns, rebates and incentives	102.7	99.7
Unrealized losses on foreign exchange contracts (Note 9)	8.5	4.0
Product warranty obligations (Note 8)	37.1	33.0
Taxes other than income taxes	34.7	36.4
Other	66.7	55.5

Other current liabilities	$348.4	$304.7

8. Product Warranty Obligations
     We record a liability for product warranty obligations at the time of sale to a customer based upon historical warranty experience. Most of our products are covered under a warranty period that runs for twelve months from either the date of sale or from installation to an end-user or OEM customer. We also record a liability for specific warranty matters when they become known and reasonably estimable. Our product warranty obligations are included in other current liabilities in the Consolidated Balance Sheet.
     Changes in the product warranty obligations are (in millions):

	September 30,
	2006	2005
Balance at beginning of period	$33.0	$25.9
Warranties recorded at time of sale	49.9	46.4
Adjustments to pre-existing warranties	(0.1)	(0.7)
Payments	(45.7)	(38.6)

Balance at end of period	$37.1	$33.0

9. Financial Instruments
     Our financial instruments include long-term debt, foreign currency forward exchange contracts and an interest rate swap. The following is a summary of the carrying value and fair value of our financial instruments (in millions):

	September 30, 2006		September 30, 2005
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Long-term debt	$(748.2)	$(803.7)	$(748.2)	$(826.2)
Foreign currency forward exchange contracts	(6.6)	(6.6)	18.2	18.2
Interest rate swap	(6.8)	(6.8)	(6.3)	(6.3)
     We base the fair value of long-term debt upon quoted market prices for the same or similar issues. We base the fair value of foreign currency forward exchange contracts on quoted market prices for contracts with similar maturities.
     Foreign currency forward exchange contracts provide for the purchase or sale of foreign currencies at specified future dates at specified exchange rates. At September 30, 2006 and 2005, we had outstanding foreign currency forward exchange contracts primarily consisting of contracts relating to the euro, British pound sterling, South Korean won and Swiss franc. The foreign currency forward exchange contracts are recorded in other current assets in the amounts of $1.9 million as of September 30, 2006 and $22.2 million as of September 30, 2005 and other current liabilities in the amounts of $8.5 million as of September 30, 2006 and $4.0 million as of September 30, 2005. We do not anticipate any material adverse effect on our results of operations or financial position relating to these foreign currency forward exchange contracts. We have designated certain foreign currency forward exchange contracts related to forecasted intercompany transactions as cash flow hedges. The amount recognized in earnings as a result of the ineffectiveness of cash flow hedges was not significant.
     We also hold financial instruments consisting of cash, accounts receivable, accounts payable and short-term debt. The carrying value of these assets and liabilities as reported in our Consolidated Balance Sheet approximate fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
10. Shareowners’ Equity
  Common Stock
     At September 30, 2006, the authorized stock of the Company consisted of one billion shares of common stock, par value $1.00 per share, and 25 million shares of preferred stock, without par value. At September 30, 2006, 17.0 million shares of common stock were reserved for various incentive plans.
     Changes in outstanding common shares are summarized as follows (in millions):

	2006	2005	2004
Beginning balance	179.7	183.8	185.6
Treasury stock purchases	(12.2)	(9.8)	(7.5)
Shares delivered under incentive plans	3.3	5.7	5.7

Ending balance	170.8	179.7	183.8

     During September 2006, we repurchased 0.4 million shares of common stock for $20.6 million that did not settle until October 2006. These outstanding purchases were recorded in accounts payable at September 30, 2006.
   Preferred Share Purchase Rights
     Each outstanding share of common stock provides the holder with one Preferred Share Purchase Right (Right). The Rights will become exercisable only if a person or group, without the approval of the board of directors, acquires, or offers to acquire, 20 percent or more of the common stock, although the board of directors is authorized to reduce the 20 percent threshold for triggering the Rights to not less than 10 percent. Upon exercise, each Right entitles the holder to 1/100th of a share of Series A Junior Participating Preferred Stock of the Company (Junior Preferred Stock) at a price of $250, subject to adjustment.
     Upon an acquisition of the Company, each Right (other than Rights held by the acquirer) will generally be exercisable for $500 worth of either common stock of the Company or common stock of the acquirer for $250. In certain circumstances, each Right may be exchanged by the Company for one share of common stock or 1/100th of a share of Junior Preferred Stock. The Rights will expire on December 6, 2006.
  Accumulated Other Comprehensive Loss
     Accumulated other comprehensive loss consists of (in millions):

	September 30,
	2006	2005
Minimum pension liability adjustments (Note 12)	$(23.3)	$(424.6)
Accumulated currency translation adjustments	(51.0)	(84.2)
Net unrealized (losses) gains on cash flow hedges	(1.1)	7.2
Unrealized gains on investment securities	0.1	0.1

Accumulated other comprehensive loss	$(75.3)	$(501.5)

     Unrealized gains on cash flow hedges of $3.4 million ($2.0 million after tax) in 2006 and losses of $11.2 million ($6.8 million after tax) in 2005 were reclassified into earnings and offset losses and gains, respectively, on the hedged items.
     Approximately $1.3 million ($0.8 million after tax) of the net unrealized losses on cash flow hedges as of September 30, 2006 will be reclassified into earnings during 2007. We expect that these unrealized losses will be offset when the hedged items are recognized in earnings.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
11. Share-Based Compensation
     Effective October 1, 2005, we adopted SFAS 123(R) using the modified prospective application transition method. Before we adopted SFAS 123(R), we accounted for share-based compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Other than for restricted stock, no share-based employee compensation cost was reflected in net income before October 1, 2005. SFAS 123(R) requires us to report the tax benefit from the tax deduction related to share-based compensation that is in excess of recognized compensation costs (excess tax benefits) as a financing cash flow rather than as an operating cash flow. Before October 1, 2005 we reported the entire tax benefit related to the exercise of stock options as an operating cash flow.
     During 2006, we recognized $25.5 million in share-based compensation expense in income from continuing operations. The total income tax benefit recognized related to share-based compensation recorded in continuing operations during 2006 was $8.8 million. We recognize compensation expense on grants of share-based compensation awards on a straight-line basis over the service period of each award recipient. As of September 30, 2006, total unrecognized compensation cost related to share-based compensation awards was $27.2 million, net of estimated forfeitures, which we expect to recognize over a weighted average period of approximately 1.3 years.
     Our 2000 Long-Term Incentives Plan, as amended, authorizes us to deliver up to 24 million shares of our common stock upon exercise of stock options, or upon grant or in payment of stock appreciation rights, performance shares, performance units and restricted stock. Our 2003 Directors Stock Plan, as amended, authorizes us to deliver up to 0.5 million shares of our common stock upon exercise of stock options or upon grant of shares of our common and restricted stock. Approximately 5.9 million shares under our 2000 Long-Term Incentives Plan and 0.4 million shares under our 2003 Directors Stock Plan remain available for future grant or payment at September 30, 2006. We use treasury stock to deliver shares of our common stock under these plans. Our 2000 Long-Term Incentives Plan does not permit share-based compensation awards to be granted after November 30, 2009.
Stock Options
     We have granted non-qualified and incentive stock options to purchase our common stock under various incentive plans at prices equal to the fair market value of the stock on the grant dates. The exercise price for some options granted under the plans may be paid in cash, shares of common stock or a combination of cash and shares. Stock options expire ten years after the grant date and vest ratably over three years.
     The per share weighted average fair value of stock options granted during the years ended September 30, 2006, 2005, and 2004 was $17.67, $12.60 and $7.20, respectively. We estimated the fair value of each stock option on the date of grant using the Black-Scholes pricing model and the following assumptions:

	2006	2005	2004
Average risk-free interest rate	4.35%	3.59%	3.17%
Expected dividend yield	1.56%	1.50%	2.34%
Expected volatility	0.32	0.31	0.31
Expected term (years)	5.3	5.0	5.0
     The average risk-free interest rate is based on the five-year U.S. treasury security rate in effect as of the grant date. The expected dividend yield is based on the expected annual dividend as a percentage of the market value of our common stock as of the grant date. We determined expected volatility using a weighted average of daily historical volatility (90 percent) of our stock price over the past four years (the period since our spinoff of Rockwell Collins, Inc.) and implied volatility (10 percent) based upon exchange traded options for our common stock. We determined that a blend of historical volatility and implied volatility better reflects future market conditions and better indicates expected volatility than purely historical volatility. We determined the expected term of the stock options using historical data adjusted for the estimated exercise dates of unexercised options.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
11. Share-Based Compensation – (Continued)
     A summary of stock option activity for the years ended September 30, 2006, 2005 and 2004 are:

			Wtd. Avg	Aggregate
		Wtd. Avg.	Remaining	Intrinsic
	Shares	Exercise	Contractual	Value
	(in thousands)	Price	Term (years)	(in millions)
Number of shares under option:
Outstanding at September 30, 2003	16,860	$14.88
Granted	3,168	28.24
Exercised	(5,676)	13.87
Forfeited	(270)	21.09

Outstanding at September 30, 2004	14,082	18.17	6.6	$289.1

Exercisable at September 30, 2004	8,562	15.57	5.3	198.1

Outstanding at September 30, 2004	14,082	$18.17
Granted	2,449	44.11
Exercised	(5,703)	16.18
Forfeited	(126)	22.11

Outstanding at September 30, 2005	10,702	25.12	6.8	$297.8

Exercisable at September 30, 2005	5,478	16.96	5.3	196.9

Outstanding at September 30, 2005	10,702	$25.12
Granted	1,567	56.88
Exercised	(3,124)	19.36
Forfeited	(206)	40.03

Outstanding at September 30, 2006	8,939	32.29	6.7	$230.7

Exercisable at September 30, 2006	4,947	21.86	5.5	179.3

     The table below presents stock option activity for years ended September 30, 2006, 2005, and 2004 (in millions):

	2006	2005	2004
Total intrinsic value of stock options exercised	$141.3	$190.9	$116.7
Cash received from stock option exercises	60.1	91.6	78.5
Income tax benefit from the exercise of stock options	48.5	72.1	40.2
Total fair value of stock options vested	19.8	12.4	11.9
Performance Share Awards
     Certain officers and key employees are also eligible to receive shares of our common stock in payment of performance share awards granted to them. During 2006, 143,100 performance share awards were granted (for which up to 286,200 shares of our common stock could be delivered in payment). Grantees of performance shares will be eligible to receive shares of our common stock depending upon our total shareowner return, assuming reinvestment of all dividends, relative to the performance of the S&P 500 over a three-year period. No performance share awards were outstanding as of September 30, 2005. At September 30, 2006, 140,500 performance shares were outstanding.
     The per share fair value of performance shares granted during the year ended September 30, 2006 was $63.24 which we determined using a Monte Carlo simulation and the following assumptions:

Average risk-free interest rate	4.41%
Expected dividend yield	1.56%
Expected volatility (Rockwell Automation)	0.32
Expected volatility (average S&P500 firm)	0.36

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
11. Share-Based Compensation – (Continued)
     The average risk-free interest rate is based on the three-year U.S. treasury security rate in effect as of the grant date. The expected dividend yield is based on the expected annual dividend as a percentage of the market value of our common stock as of the grant date. We determined expected volatility using a weighted average of daily historical volatility (90 percent) of our stock price over the past four years (the period since our spinoff of Rockwell Collins, Inc.) and implied volatility (10 percent) based upon exchange traded options for our common stock. We determined that a blend of historical volatility and implied volatility better reflects future market conditions and better indicates expected volatility than purely historical volatility. We determined the average S&P 500 expected volatility using daily historical volatility for the period from January 2002 through December 2004.
Restricted Stock
     We also grant restricted stock awards to certain employees. Restrictions lapse over periods ranging from three to five years. We value restricted stock awards at the closing market value of our common stock on the date of grant.
     A summary of restricted stock activity for the years ended September 30, 2006, 2005 and 2004 are as follows:

		Wtd. Avg	Aggregate
	Shares	Share	Intrinsic Value
	(in thousands)	Fair Value	(in millions)
Restricted stock balance at September 30, 2003	104	$36.73
Granted	52	31.54
Restrictions lapsed	(17)	24.56
Forfeited	—	—

Restricted stock balance at September 30, 2004	139	$36.30	$5.4
Granted	32	48.81
Restrictions lapsed	(51)	45.67
Forfeited	(1)	33.69

Restricted stock balance at September 30, 2005	119	$34.67	$6.3
Granted	94	58.07
Restrictions lapsed	(9)	46.44
Forfeited	(7)	42.29

Restricted stock balance at September 30, 2006	197	$45.62	$11.5

Prior Year Pro Forma Expense
     The following table illustrates the effect on net income and earnings per share as if the fair value-based method provided by SFAS No. 123, Accounting for Stock-Based Compensation, had been applied for all outstanding and unvested awards for periods before we adopted SFAS 123(R) (in millions, expect per share amounts):

	2005	2004
Net income, as reported	$540.0	$414.9
Add: Share-based employee compensation expense included in reported net income, net of related tax effects	0.6	3.3
Deduct: Total share-based employee compensation expense determined under fair value-based method for all awards, net of related tax effects	(18.8)	(15.2)

Pro forma net income	$521.8	$403.0

Earnings per share:
Basic – as reported	$2.95	$2.24

Basic – pro forma	$2.85	$2.17

Diluted – as reported	$2.88	$2.17

Diluted – pro forma	$2.79	$2.11

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
11. Share-Based Compensation – (Continued)
     Pro forma net income for 2005 includes an additional $4.9 million after tax of compensation expense, recognized in the second quarter of 2005, for retirement eligible stock option participants. Previously we reported compensation expense for these participants over the vesting period. Stock options granted to retirement eligible plan participants who retire under our retirement plans on or after the first anniversary of the grant date continue to vest post-retirement in accordance with plan provisions and agreements related thereto. If the plan participant retires less than twelve months from the grant date, the options under that grant are forfeited. Stock compensation expense on grants to plan participants who are retirement eligible on the grant date or who will be retirement eligible in less than twelve months from the grant date is reported in pro forma net income over the twelve month period from the grant date. We report stock compensation expense on grants to plan participants who become retirement eligible between twelve and thirty-six months after the grant date in pro forma net income over the period from grant date to the retirement eligibility date.
     Pro forma net income for 2004 includes $3.6 million after tax of expense related to performance-vesting options that vested in the first quarter of 2004 as a result of the market price on our common stock reaching a specified level for a pre-determined period of time. Net income, as reported and pro forma net income in 2004 include $2.9 million (before and after tax) of compensation expense resulting from modifications made to certain stock options in connection with the sale of our FirstPoint Contact business.
12. Retirement Benefits
     We sponsor funded and unfunded pension plans and other postretirement benefit plans for our employees. The pension plans cover most of our employees and provide for monthly pension payments to eligible employees after retirement. Pension benefits for salaried employees generally are based on years of credited service and average earnings. Pension benefits for hourly employees are primarily based on specified benefit amounts and years of service. Our policy with respect to funding our pension obligations is to fund the minimum amount required by applicable laws and governmental regulations. We may, however, at our discretion, fund amounts in excess of the minimum amount required by laws and regulations, as we did in 2006 and 2005. Other postretirement benefits are primarily in the form of retirement medical plans that cover most of our United States employees and provide for the payment of certain medical costs of eligible employees and dependents after retirement.
     The components of net periodic benefit cost in income from continuing operations are (in millions):

				Other Postretirement
	Pension Benefits			Benefits
	2006	2005	2004	2006	2005	2004
Service cost	$64.8	$51.1	$50.2	$5.5	$3.3	$3.9
Interest cost	105.3	101.3	89.2	12.2	12.7	11.7
Expected return on plan assets	(140.6)	(111.6)	(96.3)	—	—	—
Amortization:
Prior service cost	(3.9)	1.0	1.1	(10.7)	(10.7)	(10.3)
Net transition asset	—	(0.2)	(1.8)	—	—	—
Net actuarial loss	46.0	14.0	12.7	11.7	7.4	6.3

Net periodic benefit cost	$71.6	$55.6	$55.1	$18.7	$12.7	$11.6

     Excluded from this net periodic benefit cost table but included in income from discontinued operations in the Consolidated Statement of Operations is pre-tax pension benefit cost of $2.8 million for the year ended September 30, 2004, and pre-tax other postretirement benefit cost of $1.1 million for the year ended September 30, 2004, related to FirstPoint Contact. We retained the pension liability related to eligible FirstPoint Contact participants and the other postretirement benefit liability for eligible retirees through the date of sale, which will result in ongoing net periodic benefit cost for us. Also in 2004, we recognized a pension curtailment loss of $0.4 million and an other postretirement benefits curtailment gain of $2.3 million related to the sale of our FirstPoint Contact business that is reflected in Income from discontinued operations in the Consolidated Statement of Operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
12. Retirement Benefits - (Continued)
     Excluded from this net periodic benefit cost table but included in income from discontinued operations in the Consolidated Statement of Operations is pre-tax pension benefit cost of $12.0 million, $10.6 million and $10.9 million and pre-tax other postretirement benefit cost of $16.7 million, $12.2 million and $10.7 million for the years ended September 30, 2006, 2005 and 2004, respectively. We will retain the pension liability related to the eligible Power Systems participants in our U.S. Plan and Canada Salary Plan and the other postretirement benefit liability for eligible U.S. non-union and Canada Salary retirees after the date of sale of our Dodge mechanical and Reliance Electric motors and motor repair services businesses, which will result in ongoing net periodic benefit cost for us. Pension liabilities for our Canada Hourly Plan and Mexico Dodge Plan, as well as other postretirement liabilities, including for U.S. union active and retiree participants will be transferred with these businesses.
     Benefit obligation, plan assets, funded status, and net liability information is summarized as follows (in millions):

			Other Postretirement
	Pension Benefits		Benefits
	2006	2005	2006	2005
Benefit obligation at beginning of year	$2,517.9	$2,052.8	$361.1	$303.4
Service cost	64.8	51.1	5.5	3.3
Interest cost	105.3	101.3	12.2	12.7
Service cost – divested business	10.0	9.6	2.5	1.5
Interest cost – divested business	18.9	18.7	5.3	5.3
Discount rate change	(374.6)	325.2	(33.3)	40.1
Actuarial losses	66.4	107.7	(39.7)	36.1
Plan amendments	1.6	(70.1)	(81.6)	—
Medicare subsidy effect	—	—	1.1	(12.7)
Divestiture	—	—	—	—
Plan participant contributions	4.8	4.8	9.8	7.8
Benefits paid	(98.3)	(81.2)	(33.5)	(37.0)
Currency translation and other	25.4	(2.0)	0.3	0.7

Benefit obligation at end of year	2,342.3	2,517.9	209.7	361.2

Plan assets at beginning of year	1,678.3	1,547.3	—	—
Actual return on plan assets	162.2	134.2	—	—
Company contributions	591.6	75.4	23.7	29.2
Plan participant contributions	4.8	4.8	9.8	7.8
Benefits paid	(98.3)	(81.2)	(33.5)	(37.0)
Currency translation and other	20.4	(2.2)	—	—

Plan assets at end of year	2,359.0	1,678.3	—	—

Funded status of plans	16.7	(839.6)	(209.7)	(361.2)
Contributions after measurement date	—	117.5	—	—
Unamortized amounts:
Prior service cost	(55.2)	(60.6)	(150.2)	(81.0)
Net transition liability	1.6	1.5	—	—
Net actuarial losses	537.5	893.1	164.8	254.5

Net amount on balance sheet	$500.6	$111.9	$(195.1)	$(187.7)

Net amount on balance sheet consists of:
Prepaid pension	$596.6	$199.8	$—	$—
Total retirement benefit liability	(130.6)	(778.7)	(195.1)	(187.7)
Deferred tax asset	11.2	264.9	—	—
Intangible asset	0.1	1.3	—	—
Accumulated other comprehensive loss	23.3	424.6	—	—

Net amount on balance sheet	$500.6	$111.9	$(195.1)	$(187.7)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
12. Retirement Benefits - (Continued)
     During 2006, we recorded a decrease to our minimum pension liability of $648.1 million resulting primarily from the discount rate change and the $450.0 million contribution to our U.S. qualified pension plan in 2006. The decrease of our minimum pension liability and related deferred tax asset resulted in a net increase to shareowners’ equity (reflected as a decrease in accumulated other comprehensive loss) of $401.3 million.
     In 2005, we amended our U.S. pension plan effective for 2006 to eliminate the early retirement subsidy for certain employees. The effect of the amendment is a reduction in the pension obligation of approximately $70 million recognized in 2005 and a corresponding reduction in annual pension expense recognized over the average remaining service life of plan participants.
     In 2006, we made voluntary contributions of $450.0 million to our U.S. qualified pension plan trust. In 2005, we contributed $150.0 million to our U.S. qualified pension plan trust
     The accumulated benefit obligation for our pension plans is $2,161.4 million as of the 2006 measurement date and $2,354.5 million as of the 2005 measurement date.
     We use an actuarial measurement date of June 30 to measure our benefit obligations, plan assets and to calculate our net periodic benefit cost for pension and other postretirement benefits.
   Net Periodic Benefit Cost Assumptions
     Significant assumptions used in determining net periodic benefit cost for the period ended September 30 are (in weighted averages):

				Other Postretirement
	Pension Benefits			Benefits
	September 30,			September 30,
	2006	2005	2004	2006	2005	2004
U.S. Plans

Discount rate	5.25%	6.25%	6.00%	5.00%	6.25%	6.00%
Expected return on plan assets	8.50%	8.50%	8.50%	—	—	—
Compensation increase rate	4.06%	4.50%	4.50%	—	—	—

Non-U.S. Plans

Discount rate	4.18%	5.03%	4.88%	5.00%	6.25%	6.25%
Expected return on plan assets	5.90%	6.25%	6.35%	—	—	—
Compensation increase rate	2.62%	2.63%	2.96%	—	—	—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
12. Retirement Benefits - (Continued)
Net Benefit Obligation Assumptions
     Significant assumptions used in determining the benefit obligations are (in weighted averages):

			Other Postretirement
	Pension Benefits		Benefits
	September 30,		September 30,
	2006	2005	2006	2005
U.S. Plans

Discount rate	6.50%	5.25%	6.50%	5.00%
Compensation increase rate	4.19%	4.06%	—	—
Healthcare cost trend rate(1)	—	—	10.00%	11.00%

Non-U.S. Plans

Discount rate	4.59%	4.18%	5.50%	5.00%
Compensation increase rate	2.62%	2.62%	—	—
Healthcare cost trend rate(2)	—	—	8.00%	8.75%

(1)
The healthcare cost trend rate reflects the estimated increase in gross medical claims costs as required to be disclosed by SFAS No. 132, Employers’ Disclosures about Pensions and Other Postretirement Benefits. As a result of the plan amendment adopted effective October 1, 2002, our effective per person retiree medical cost increase is zero percent beginning in 2005 for the majority of our postretirement benefit plans. For our other plans, we assume gross healthcare cost trend rate will decrease to 5.5% in 2011.

(2)	Decreasing to 4.25% in 2011.
     Effective October 1, 2002, we amended our United States postretirement healthcare benefit program in order to mitigate the increasing cost of postretirement healthcare services. Effective January 1, 2004, we began contributing 50 percent of the amount in excess of the 2003 per capita amount. However, our calendar 2004 contribution was limited to a 7.5 percent increase from the 2003 per capita amount. Effective January 1, 2005, we limit our future per capita maximum contribution to our calendar 2004 per capita contribution.
     As a result of the finalization during 2005 of the rules for the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act), we have included an additional reduction in our accumulated projected benefit obligation of $12.7 million as of September 30, 2005, which is being amortized to expense over the average remaining service life.
     In determining the expected long-term rate of return on assets assumption, we equally consider the historical performance and the future expected performance for returns for each asset category, as well as the target asset allocation of the pension portfolios. This resulted in the selection of the weighted average long-term rate of return on assets assumption. Our global weighted-average asset allocations at September 30, by asset category, are:

	Allocation	Target	September 30,
Asset Category	Range	Allocation	2006	2005

Equity Securities	50% - 80%	63%	62%	64%
Debt Securities	20% - 50%	36%	37%	35%
Other	0% - 20%	1%	1%	1%
     The investment objective for pension funds related to our defined benefit plans is to meet the plan’s benefit obligations, while maximizing the long-term growth of assets without undue risk. We strive to achieve this objective by investing plan assets within target allocation ranges and diversification within asset categories. Target allocation ranges are guidelines that are adjusted periodically based on ongoing monitoring by plan fiduciaries. Investment risk is controlled by rebalancing to target allocations on a periodic basis and ongoing monitoring of investment manager performance relative to the investment guidelines established for each manager.
     As of September 30, 2006 and 2005, our pension plans do not own our common stock.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
12. Retirement Benefits - (Continued)
     In certain non-U.S. countries in which we operate, there are no legal requirements or financial incentives provided to companies to pre-fund pension obligations. In these instances, we typically make benefit payments directly from cash as they become due, rather than by creating a separate pension fund.
   Estimated Future Payments
     We expect to contribute approximately $50.0 million related to our worldwide pension plans and $19.0 million to our postretirement benefit plans in 2007.
     The following benefit payments, which include employees’ expected future service, as applicable, are expected to be paid (in millions):

		Other
	Pension Benefits	Postretirement Benefits
2007	$100.6	$19.0
2008	106.9	18.6
2009	111.8	18.4
2010	117.2	18.1
2011	123.4	17.8
2012 - 2016	703.1	85.9
Other Postretirement Benefits
     A one-percentage point change in assumed healthcare cost trend rates would have the following effect (in millions):

	One-Percentage		One-Percentage
	Point Increase		Point Decrease
	2006	2005	2006	2005
Increase (decrease) to total of service and interest cost components	$1.4	$1.0	$(1.2)	$(0.8)
Increase (decrease) to postretirement benefit obligation	2.0	15.2	(1.6)	(14.8)
   Pension Benefits
     Information regarding our pension plans with accumulated benefit obligations in excess of the fair value of plan assets (underfunded plans) as of the 2006 and 2005 measurement dates (June 30) are as follows (in millions):

	2006	2005
Projected benefit obligation	$177.4	$2,276.7
Accumulated benefit obligation	160.6	2,135.7
Fair value of plan assets	41.3	1,440.6
   Defined Contribution Savings Plans
     We also sponsor certain defined contribution savings plans for eligible employees. Expense related to these plans was $23.4 million in 2006, $21.2 million in 2005, and $21.5 million in 2004.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
13. Discontinued Operations
     The following is a summary of the composition of income from discontinued operations included in the Consolidated Statement of Operations (in millions):

	2006	2005	2004
Power Systems net income from operations	$100.1	$70.8	$37.7
ElectroCraft net (loss) income from operations	(0.3)	(0.1)	0.3
ElectroCraft loss on sale (net of tax benefit of $0.9)	(1.4)	—	—
FirstPoint Contact net income from operations	—	—	5.7
FirstPoint Contact gain on sale (net of tax expense of $1.4)	—	—	32.1
Tax matters (see Note 16)	—	21.6	18.4
Rocky Flats	(3.0)	—	4.6

Income from discontinued operations	$95.4	$92.3	$98.8

   Power Systems
     On November 7, 2006, we announced that we have entered into a definitive agreement to sell our Dodge mechanical and Reliance Electric motors and motor repair services businesses. These businesses are reported as a discontinued operation in the Condensed Consolidated Financial Statements for all periods presented. Refer to Note 1 for additional information.
   ElectroCraft Engineered Solutions
     During the second quarter of 2006, our Architecture & Software segment sold the assets of our ElectroCraft Engineered Solutions business. Accordingly, we reflected the results of this business as a discontinued operation for all periods presented.
  Rocky Flats
     In 2006, we recorded a $5.0 million ($3.0 million after tax) accrual for legal contingencies related to our former aerospace and defense businesses’ operation of the Rocky Flats facility for the U.S. Department of Energy.
     I n 2004, we recorded a benefit of $7.6 million ($4.6 million after tax) as a result of a final judgment in a defense claim legal proceeding related to our former aerospace and defense businesses’ operation of the Rocky Flats facility for the U.S. Department of Energy.
  FirstPoint Contact
     In 2004, we sold our FirstPoint Contact business for cash proceeds and a note convertible into a minority interest in the corporate parent of the buyer. The value assigned to the convertible note on the date of the transaction was approximately $27.0 million. In September 2005, the note was converted to non-voting equity shares, accounted for under the cost method. The historical cost value of $27.0 million was used to value the equity shares at the date of conversion. In July 2006 we received a cash dividend of $25.5 million in respect of the equity shares resulting from a recapitalization and distribution of cash to shareholders and management. We recorded dividend income of $1.4 million and the remaining $24.1 million as a return of capital. Our value of the equity shares recorded at September 30, 2006 is $2.9 million. No fair value is available for this investment as the equity shares are not publicly traded. Accordingly, it is not practicable to estimate fair value.
     The results of operations of FirstPoint Contact for 2004, as well as the gain on the sale, are reflected in income from discontinued operations in the Consolidated Statement of Operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
13. Discontinued Operations – (Continued)
  Summarized Results
     Summarized results of Power Systems, ElectroCraft and FirstPoint Contact operations are (in millions):

	2006	2005	2004

Sales	$1,005.0	$891.7	$872.6

Income before income taxes	$157.4	$107.1	$67.5
Income tax expense	(57.6)	(36.4)	(23.8)

Net income	$99.8	$70.7	$43.7

     The assets classified as available for sale and the liabilities classified as associated with assets available for sale in the Condensed Consolidated Balance Sheet are:

	September 30
	2006	2005
Cash and cash equivalents	$6.6	$4.6
Receivables	135.7	135.4
Inventories	188.0	170.1
Other current assets	21.1	21.4

Current assets available for sale	$351.4	$331.5

Property, net	$203.1	$243.3
Goodwill	147.2	149.5
Other intangible assets, net	199.0	199.2
Deferred income taxes	—	(101.7)
Other assets	2.9	2.4

Non-current assets available for sale	$552.2	$492.7

Accounts payable	$74.8	$65.0
Compensation and benefits	7.9	8.8
Other current liabilities	28.8	27.7

Current liabilities associated with assets available for sale	$111.5	$101.5

Retirement benefits	$26.5	$26.3
Deferred income taxes	79.8	—
Other liabilities	35.2	5.5

Non-current liabilities associated with assets available for sale	$141.5	$31.8

14. Related Party Transactions
     In September 2006, we and Rockwell Collins, Inc. (Rockwell Collins) sold our investment in RSC for an aggregate of $167.5 million in cash. Prior to the date of sale, we and Rockwell Collins each owned 50 percent of RSC. As part of the transaction, among other things, we retained certain licenses for intellectual property owned by RSC. Additionally, we incurred expenses and funded certain RSC cash balances in connection with the sale and are obligated to pay to RSC $2.8 million in 2007 and $1.2 million in 2009. We recorded a gain on sale of $19.9 million ($12.0 million after tax, or $0.07 per share).
     We have an agreement with RSC pursuant to which RSC performs research and development services for us, expiring on September 30, 2009. We incurred $2.2 million in 2006, $2.6 million in 2005 and $3.4 million in 2004 for research and development services performed by RSC. At September 30, 2006 and 2005, the amounts due to or from RSC were not significant.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
15. Other Income (Expense)
     The components of other income (expense) are (in millions):

	2006	2005	2004
Net gain (loss) on dispositions of property, business and investment	$20.2	$(3.9)	$(23.5)
Intellectual property settlements	—	—	0.3
Interest income	7.9	10.6	5.6
Royalty income	2.8	2.4	2.6
Earnings on equity method investments	1.7	3.8	3.5
Other	0.8	(3.3)	(12.0)

Other income (expense)	$33.4	$9.6	$(23.5)

     Our pre-tax gain on our sale of RSC of $19.9 million is included in 2006 Net gain (loss) on dispositions of property, business and investment.
     During 2004, we sold a facility in a sale-leaseback transaction with a third party resulting in a $20.6 million pre-tax loss. The net cash proceeds from the sale were $19.0 million.
16. Income Taxes
     The components of the income tax provision are as follows (in millions):

	2006	2005	2004
Current:
United States	$131.8	$16.4	$14.5
Non-United States	54.3	55.5	(4.2)
State and local	17.3	(7.8)	2.4

Total current	203.4	64.1	12.7

Deferred:
United States	3.8	112.6	50.8
Non-United States	(0.5)	(6.1)	6.3
State and local	(0.2)	11.6	(5.9)

Total deferred	3.1	118.1	51.2

Income tax provision	$206.5	$182.2	$63.9

     During 2006, we recognized tax benefits in income from continuing operations resulting from:
•	$13.0 million related to the resolution of certain tax matters and claims related to closure of the U.S. federal audit cycle for the years 2003 and 2004 and various state tax audits;

•
$15.4 million related to the resolution of certain non-U.S. tax matters primarily relating to cross jurisdictional transactions between our subsidiaries involving the transfer price for products, services and/or intellectual property; and

•	$27.2 million related to the reversal of valuation allowances on capital loss carryforwards.
     During 2005, we recognized net tax benefits resulting from :
•
$19.3 million in income from continuing operations related to the resolution of claims and other tax matters as well as the effect of the true-up of estimated tax audit contingency accruals in connection with the closure of the U.S. federal audit cycle for the years 1998 through 2002; and

•
$22.0 million in income from discontinued operations related to the closure of the 1998 through 2002 U.S. federal audit ($7.9 million), a prior year state tax refund for a divested business ($11.3 million) and the resolution of various other tax matters of divested businesses ($2.8 million).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
16. Income Taxes – (Continued)
     During 2004, we recognized tax benefits resulting from the following items:
•
$34.5 million in income from continuing operations related to the resolution of certain non-U.S. tax matters in addition to an agreement with a taxing authority related to the treatment of an investment ($11.5 million is reported as a reduction of the United States income tax provision; $21.3 million is reported as a reduction of the non-United States income tax provision; and $1.7 million is reported as a reduction of the state and local income tax provision); and

•
$25.9 million related to a refund from the State of California for the period 1989 to 1991 ($7.5 million is reported as a reduction in the income tax provision in income from continuing operations and $18.4 million is reported in income from discontinued operations).

     Net current deferred income tax assets at September 30, 2006 and 2005 consist of the tax effects of temporary differences related to the following (in millions):

	2006	2005
Compensation and benefits	$28.5	$54.7
Product warranty costs	13.9	11.6
Inventory	22.9	18.2
Allowance for doubtful accounts	6.0	7.5
Deferred credits	22.8	19.2
Returns, rebates and incentives	27.1	22.8
Self-insurance reserves	4.8	4.1
Net operating loss carryforwards	2.9	3.0
Capital loss carryforwards	12.2	—
State tax credit carryforwards	0.2	0.5
Other — net	19.1	9.2

Current deferred income tax assets	$160.4	$150.8

     Net long-term deferred income tax (liabilities) assets at September 30, 2006 and 2005 consist of the tax effects of temporary differences related to the following (in millions):

	2006	2005
Retirement benefits	$(125.9)	$142.7
Property	(61.4)	(59.9)
Intangible assets	34.9	42.3
Environmental reserves	14.4	13.1
Share-based compensation	8.0	—
Self-insurance reserves	11.0	12.5
Deferred gains	7.1	—
Net operating loss carryforwards	24.3	31.5
Capital loss carryforwards	27.7	46.5
State tax credit carryforwards	8.0	7.8
Other – net	13.2	(13.2)

Subtotal	(38.7)	223.3
Valuation allowance	(36.8)	(55.3)

Long-term deferred income tax (liabilities) assets	$(75.5)	$168.0

     Total deferred tax assets were $310.7 million at September 30, 2006 and $449.6 million at September 30, 2005. Total deferred tax liabilities were $189.0 million at September 30, 2006 and $75.4 million at September 30, 2005.
     We believe it is more likely than not that we will realize current and long-term deferred tax assets through the reduction of future taxable income, other than as reflected below for tax attributes to be carried forward. Significant factors we considered in determining the probability of the realization of the deferred tax assets include our historical operating results ($467.1 million of United States taxable income over the past three years) and expected future earnings.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
16. Income Taxes - (Continued)
     Net operating loss, capital loss and tax credit carryforwards, valuation allowances and the related carryforward periods at September 30, 2006 are (in millions):

	Tax		Carryforward
	Benefit	Valuation	Period
Tax Attribute to be Carried Forward	Amount	Allowance	Ends

Non-United States net operating loss	$2.8	$(2.8)	2009-2016
Non-United States net operating loss	13.8	(6.5)	Indefinite
Non-United States capital loss	27.7	(27.2)	Indefinite
United States capital loss	12.2	—	2009
State and local net operating loss	10.6	—	2007-2026
State tax credit	8.2	(0.3)	2007-2021

Total	$75.3	$(36.8)

     We have a valuation allowance at September 30, 2006 as noted above for carryforwards for which future use is less than more likely than not.
     During 2006, the valuation allowance increased by $7.0 million as a result of audit settlements and decreased by $27.2 million as a result of the planned utilization of capital loss carryforwards related to the sale of our investment in RSC and our planned sale of our Dodge mechanical and Reliance Electric motors and motor repair services businesses.
     During 2005, the valuation allowance decreased by $7.5 million as a result of a basis adjustment in connection with the filing of the 2004 income tax return related to the sale of FirstPoint Contact and the recording of a valuation allowance for non-U.S. net operating losses.
     We operate in numerous taxing jurisdictions and are subject to regular examinations by various U.S. Federal, state and foreign jurisdictions for various tax periods. Additionally, we have retained tax liabilities and the rights to tax refunds in connection with various divestitures of businesses in prior years. Our income tax positions are based on research and interpretations of the income tax laws and rulings in each of the jurisdictions in which we do business. Due to the subjectivity of interpretations of laws and rulings in each jurisdiction, the differences and interplay in tax laws between those jurisdictions as well as the inherent uncertainty in estimating the final resolution of complex tax audit matters, our estimates of income tax liabilities may differ from actual payments or assessments.
     Cross jurisdictional transactions between our subsidiaries involving the transfer price for products, services, and/or intellectual property as well as various U.S. state tax matters comprise our more significant income tax exposures. We regularly assess our position with regard to tax exposures and record liabilities for these uncertain tax positions and related interest and penalties, if any, according to the principles of SFAS No. 5, Accounting for Contingencies. We have recorded an accrual of $85.1 million and $103.1 million at September 30, 2006 and 2005, respectively, that reflects our estimate of the likely outcome of current and future audits. The accrual is recorded in Other liabilities in our Consolidated Balance Sheet. The net change in the accrual of $18.0 million reflects a reduction of $18.3 million related to the settlement of the 2003 — 2004 U.S. federal audit and various state audits, a net $13.3 million reduction due to changes in estimates related to current year audit developments, and a $13.6 million increase primarily related to current year taxes and interest on previously identified income tax exposures. A final determination of these tax audits or changes in our estimates may result in additional future income tax expense or benefit.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
16. Income Taxes - (Continued)
     The effective income tax rate differed from the United States statutory tax rate for the reasons set forth below:

	2006	2005	2004
Statutory tax rate	35.0%	35.0%	35.0%
State and local income taxes	2.0	2.0	2.7
Non-United States taxes	(2.3)	(0.4)	(3.2)
Foreign tax credit utilization	0.3	(1.1)	—
Employee stock ownership plan benefit	(0.5)	(0.6)	(1.0)
Tax refund claims	(0.2)	(1.7)	(4.2)
Utilization of foreign loss carryforwards	(0.2)	(0.1)	(0.4)
Utilization of capital loss carryforwards	—	—	0.9
Reversal of valuation allowance on capital loss carryforwards	(3.7)	—	—
Tax benefits on export sales	(1.1)	(0.9)	(2.2)
Research and experimentation refund claim	—	—	(2.7)
Resolution of prior period tax matters	(3.6)	(4.8)	(9.5)
Other	2.4	1.5	1.4

Effective income tax rate	28.1%	28.9%	16.8%

     We calculated the income tax provisions based upon the following components of income from continuing operations before income taxes (in millions):

	2006	2005	2004
United States income	$509.6	$511.0	$260.7
Non-United States income	226.2	118.9	119.3

Total	$735.8	$629.9	$380.0

     We have not provided U.S. deferred taxes on cumulative earnings of non-U.S. affiliates that have been reinvested indefinitely. These earnings relate to ongoing operations and at September 30, 2006, were approximately $725.7 million. Because of the availability of U.S. foreign tax credits, it is not practicable to determine the U.S. or state income tax liabilities that would be payable if such earnings were not reinvested indefinitely. Deferred taxes are provided for non-U.S. affiliates when we plan to remit those earnings.
     Income taxes paid were $214.7 million during 2006, $134.8 million during 2005 and $30.0 million during 2004.
17. Commitments and Contingent Liabilities
   Environmental Matters
     Federal, state and local requirements relating to the discharge of substances into the environment, the disposal of hazardous wastes and other activities affecting the environment have and will continue to have an effect on our manufacturing operations. Thus far, compliance with environmental requirements and resolution of environmental claims have been accomplished without material effect on our liquidity and capital resources, competitive position or financial condition.
     We have been designated as a potentially responsible party at 10 Superfund sites, excluding sites as to which our records disclose no involvement or as to which our potential liability has been finally determined and assumed by third parties. We estimate the total reasonably possible costs we could incur for the remediation of Superfund sites at September 30, 2006 to be $10.4 million, of which $3.3 million has been accrued.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
17. Commitments and Contingent Liabilities – (Continued)
     Various other lawsuits, claims and proceedings have been asserted against us alleging violations of federal, state and local environmental protection requirements, or seeking remediation of alleged environmental impairments, principally at previously owned properties. As of September 30, 2006, we have estimated the total reasonably possible costs we could incur from these matters to be $78.4 million. We have recorded environmental accruals for these matters of $32.6 million. In addition to the above matters, we assumed certain other environmental liabilities related to Federal Pacific Electric, a former subsidiary of Reliance, in connection with the 1995 acquisition of Reliance, which we have retained subsequent to the sale of our Dodge mechanical and Reliance Electric motors and motor repair services businesses. We are indemnified by ExxonMobil Corporation (Exxon) for substantially all costs associated with these matters. The indemnity applies to liabilities for which we give Exxon notice by December 29, 2006. At September 30, 2006, we have recorded a liability of $22.4 million and a receivable of $21.3 million for these matters. We estimate the total reasonably possible costs for these matters to be $27.0 million for which we are substantially indemnified by Exxon.
     Based on our assessment, we believe that our expenditures for environmental capital investment and remediation necessary to comply with present regulations governing environmental protection and other expenditures for the resolution of environmental claims will not have a material adverse effect on our liquidity and capital resources, competitive position or financial condition. We cannot assess the possible effect of compliance with future requirements.
   Conditional Asset Retirement Obligations
     Effective September 30, 2006, we adopted FIN 47, which clarifies the guidance included in SFAS No. 143, Accounting for Asset Retirement Obligations (SFAS 143). Under FIN 47, companies must accrue for costs related to a legal obligation associated with the retirement of a tangible long-lived asset that results from the acquisition, construction, development or the normal operation of the long-lived asset. The obligation to perform the asset retirement activity is not conditional even though the timing or method may be conditional.
     Identified conditional asset retirement obligations include asbestos abatement and remediation of soil contamination beneath current and previously divested facilities. We estimated conditional asset retirement obligations using site-specific knowledge and historical industry expertise. The application of FIN 47 resulted in a charge, net of tax, of $17.7 million included in the Consolidated Statement of Operations for the year ended September 30, 2006 as the cumulative effect of a change in accounting principle. The liability for conditional asset retirement obligations recognized at September 30, 2006 as the result of the application of FIN 47 was $28.7 million and is recorded in Other liabilities in the Consolidated Balance Sheet.
     Pro forma amounts, as if FIN 47 had been applied for all periods, are (dollars in millions, except per share amounts):

	2006	2005	2004
Net income, as reported	$607.0	$540.0	$414.9
Add: FIN 47 cumulative effect adjustment, net of tax	17.7	—	—
Less: FIN 47 depreciation and accretion expense, net of tax	(1.0)	(0.9)	(0.9)

Pro forma net income	$623.7	$539.1	$414.0

Earnings per share:
Basic – as reported	$3.44	$2.95	$2.24

Basic – pro forma	$3.53	$2.94	$2.23

Diluted – as reported	$3.37	$2.88	$2.17

Diluted – pro forma	$3.47	$2.88	$2.17

Pro forma asset retirement obligation, end of period	$28.7	$27.1	$25.5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
17. Commitments and Contingent Liabilities – (Continued)
   Lease Commitments
     Rental expense was $88.3 million in 2006; $82.0 million in 2005; and $79.6 million in 2004. Minimum future rental commitments under operating leases having noncancelable lease terms in excess of one year aggregated $289.1 million as of September 30, 2006 and are payable as follows (in millions):

2007	$61.6
2008	54.3
2009	39.5
2010	25.9
2011	22.2
Beyond 2011	85.6

Total	$289.1

     Commitments from third parties under sublease agreements having noncancelable lease terms in excess of one year aggregated $10.3 million as of September 30, 2006 and are receivable through 2009 at approximately $3.4 million per year. Most leases contain renewal options for varying periods, and certain leases include options to purchase the leased property.
     During 2006, we completed a sale-leaseback transaction of eight properties, including the land, buildings and improvements affixed to the properties. The lease terms vary from five to fifteen years depending on the property and are classified as operating leases. The net proceeds on sale were approximately $89.9 million. Two of the sold properties resulted in a loss of $1.6 million that we recognized during 2006, with the remaining properties resulting in a gain on sale of $21.1 million that will be amortized to rent expense over the term of the respective leases. The net book value of the sold assets have been removed from our balance sheet.
     During 2004, we sold a facility in a sale-leaseback transaction with a third party resulting in a $20.6 million pre-tax loss. The net cash proceeds from the sale were $19.0 million.
  Other Matters
     Various lawsuits, claims and proceedings have been or may be instituted or asserted against us relating to the conduct of our business, including those pertaining to product liability, safety and health, intellectual property, employment and contract matters. Although the outcome of litigation cannot be predicted with certainty and some lawsuits, claims or proceedings may be disposed of unfavorably to us, we believe the disposition of matters that are pending or have been asserted will not have a material adverse effect on our business or financial condition.
     We (including our subsidiaries) have been named as a defendant in lawsuits alleging personal injury as a result of exposure to asbestos that was used in certain components of our products many years ago. Currently there are thousands of claimants in lawsuits that name us as defendants, together with hundreds of other companies. The great bulk of the complaints, however, do not identify any of our products or specify which of these claimants, if any, were exposed to asbestos attributable to our products; and past experience has shown that the vast majority of the claimants will never identify any of our products. In addition, when our products appear to be identified, they are frequently from divested businesses, and we are indemnified for most of the costs. However, we have agreed to defend and indemnify against asbestos claims associated with products manufactured or sold by our Dodge mechanical and Reliance Electric motors and motor repair services businesses prior to their divestiture by us, which occurred on January 31, 2007. But in all cases, for those claimants who do show that they worked with our products, we nevertheless believe we have meritorious defenses, in substantial part due to the integrity of our products, the encapsulated nature of any asbestos-containing components, and the lack of any impairing medical condition on the part of many claimants. We defend those cases vigorously. Historically, we have been dismissed from the vast majority of these claims with no payment to claimants.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
17. Commitments and Contingent Liabilities – (Continued)
     We have maintained insurance coverage that we believe covers indemnity and defense costs, over and above self-insured retentions, for most of these claims. We initiated litigation in the Milwaukee County Circuit Court on February 12, 2004 to enforce the insurance policies against Nationwide Indemnity Company and Kemper Insurance, the insurance carriers that provided insurance coverage to our former Allen-Bradley subsidiary. As a result, the insurance carriers have paid some past defense and indemnity costs and have agreed to pay the substantial majority of future defense and indemnity costs for Allen-Bradley asbestos claims, subject to policy limits. If either carrier becomes insolvent or the policy limits of either carrier are exhausted, our share of future defense and indemnity costs may increase. However, coverage under excess policies may be available to pay some or all of these costs.
     The uncertainties of asbestos claim litigation and the long term solvency of our insurance companies make it difficult to predict accurately the ultimate outcome of asbestos claims. That uncertainty is increased by the possibility of adverse rulings or new legislation affecting asbestos claim litigation or the settlement process. Subject to these uncertainties and based on our experience defending asbestos claims, we do not believe these lawsuits will have a material adverse effect on our financial condition.
     In connection with the divestiture of our former aerospace and defense businesses (the A&D Business) to The Boeing Company (Boeing), we agreed to indemnify Boeing for certain matters related to operations of the A&D Business for periods prior to the divestiture. In connection with the spinoffs of our former automotive component systems business, semiconductor systems business and Rockwell Collins avionics and communications business, the spun-off companies have agreed to indemnify us for substantially all contingent liabilities related to the respective businesses, including environmental and intellectual property matters.
     We have, from time to time, divested certain of our businesses. In connection with such divestitures, lawsuits, claims and proceedings may be instituted or asserted against us related to the period that we owned the businesses.
     In many countries we provide a limited intellectual property indemnity as part of our terms and conditions of sale. We also at times provide limited intellectual property indemnities in other contracts with third parties, such as contracts concerning: the development and manufacture of our products; the divestiture of businesses; and the licensing of intellectual property. Due to the number of agreements containing such provisions, we are unable to estimate the maximum potential future payments. However, we believe that future payments, if any, would not be material to our business or financial condition.
     In 2007 we plan to execute on certain cost productivity initiatives. These initiatives will likely include workforce reductions and facility rationalization. These actions are consistent with the planned divestiture of most of our Power Systems operating segment and our globalization and cost productivity efforts. Costs associated with these actions will be recorded when the relevant recognition criteria have been met.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
18. Business Segment Information
     Rockwell Automation is a provider of industrial automation control and information products and services. We determine our operating segments based on the information used by our chief operating decision maker, our Chief Executive Officer, to allocate resources and assess performance. Based upon these criteria, we are organized based upon products and services and have two operating segments: Architecture & Software and Control Products & Solutions.
   Architecture & Software
     The Architecture & Software segment contains all elements of our integrated control and information architecture capable of connecting the customer’s entire manufacturing enterprise.
•
Architecture & Software’s Integrated Architecture™ and Logix controllers perform multiple types of control and monitoring applications, including discrete, batch, continuous process, drive system, motion and machine safety across various industrial machinery, plants and processes, and supply real time information to supervisory software and plant-wide information systems.

•
Architecture & Software’s products include control platforms, software, I/O devices, communication networks, high performance rotary and linear motion control systems, electronic operator interface devices, condition based monitoring systems, sensors, industrial computers and machine safety components. These products are deployed widely across industries to end users and OEMs to reduce total cost of ownership, maximize asset utilization, improve time to market and reduce manufacturing business risk.

  Control Products & Solutions
     The Control Products & Solutions segment combines a comprehensive portfolio of intelligent motor control and industrial control products, with the customer support and application knowledge necessary to implement an automation or information solution on the plant floor. This comprehensive portfolio includes:
•
Low voltage and medium voltage electro-mechanical and electronic motor starters, motor and circuit protection devices, AC/DC variable frequency drives, push buttons, signaling devices, relays and timers and condition sensors.

•	Value-added packaged solutions, including configured drives, motor control centers and custom engineered panels for OEM and end-user applications.

•	Automation and information solutions, including custom-engineered hardware and software systems for discrete, process, motion, drives and manufacturing information applications.

•
Services designed to help to maximize a customer’s automation investment and provide total life-cycle support, including multi-vendor customer technical support and repair, asset management and training.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
18. Business Segment Information - (Continued)
     The following tables reflect the sales and operating results of our reportable segments for the years ended September 30 (in millions):

	2006	2005	2004
Sales:
Architecture & Software	$2,059.2	$1,917.7	$1,698.3
Control Products & Solutions	2,497.2	2,193.8	1,945.7

Total	$4,556.4	$4,111.5	$3,644.0

Segment operating earnings:
Architecture & Software	$533.9	$517.0	$393.4
Control Products & Solutions	339.9	237.2	130.8

Total	873.8	754.2	524.2

Purchase accounting depreciation and amortization	(10.6)	(10.0)	(14.7)
General corporate-net	(90.7)	(68.5)	(87.8)
Interest expense	(56.6)	(45.8)	(41.7)
Gain on sale of investment	19.9	—	—

Income from continuing operations before income taxes and cumulative effect of accounting change	$735.8	$629.9	$380.0

     Among other considerations, we evaluate performance and allocate resources based upon segment operating earnings before income taxes, interest expense, costs related to corporate offices, certain nonrecurring corporate initiatives, gains and losses from the disposition of businesses, earnings and losses from equity affiliates that are not considered part of the operations of a particular segment and incremental acquisition related expenses resulting from purchase accounting adjustments such as intangible asset amortization, depreciation, inventory and purchased research and development charges. Depending on the product, intersegment sales that are within a single legal entity are either at cost or cost plus a mark-up, which does not necessarily represent a market price. Sales between legal entities are at an appropriate transfer price. Costs incurred related to shared segment operating activities are allocated to the segments using a methodology consistent with the expected benefit.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
18. Business Segment Information - (Continued)
     The following tables summarize the identifiable assets at September 30, the provision for depreciation and amortization and the amount of capital expenditures for property for the years ended September 30 for each of the reportable segments and Corporate (in millions):

	2006	2005	2004
Identifiable assets:
Architecture & Software	$1,030.0	$956.5	$984.7
Control Products & Solutions	1,391.5	1,362.7	1,361.6
Corporate	1,410.3	1,381.7	1,065.8

Total	$3,831.8	$3,700.9	$3,412.1

Depreciation and amortization:
Architecture & Software	$49.4	$51.0	$49.7
Control Products & Solutions	55.9	63.2	70.8
Corporate	1.5	3.2	2.8

Total	106.8	117.4	123.3
Purchase accounting depreciation and amortization	10.6	10.0	14.7

Total	$117.4	$127.4	$138.0

Capital expenditures for property:
Architecture & Software	$29.3	$18.3	$21.5
Control Products & Solutions	31.2	28.4	33.1
Corporate	61.8	56.0	16.2

Total	$122.3	$102.7	$70.8

     Identifiable assets at Corporate consist principally of cash, net deferred income tax assets, prepaid pension and property. We also included our 50 percent ownership interest in RSC in Corporate identifiable assets at September 30, 2005 and 2004. Property shared by the segments and used in operating activities is also reported in Corporate identifiable assets and capital expenditures. Corporate identifiable assets include shared net property balances of $144.4 million, $126.9 million and $106.0 million at September 30, 2006, 2005 and 2004, respectively, for which depreciation expense has been allocated to segment operating earnings based on the expected benefit to be realized by each segment. Corporate capital expenditures include $60.7 million, $43.1 million and $15.6 million in 2006, 2005 and 2004, respectively, that will be shared by our operating segments.
     We conduct a significant portion of our business activities outside the United States. The following tables present sales and property by geographic region (in millions):

	Sales			Property
	2006	2005	2004	2006	2005	2004
United States	$2,599.0	$2,308.9	$2,058.8	$370.8	$430.8	$431.0
Canada	332.1	303.5	266.1	11.9	18.1	17.6
Europe, Middle East and Africa	832.6	804.0	753.1	49.0	57.5	69.9
Asia-Pacific	521.4	479.8	404.3	28.5	17.9	17.6
Latin America	271.3	215.3	161.7	8.3	6.9	5.3

Total	$4,556.4	$4,111.5	$3,644.0	$468.5	$531.2	$541.4

     We attribute sales to the geographic regions based on the country of destination.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
19. Quarterly Financial Information (Unaudited)

	2006 Quarters
	First	Second	Third	Fourth (a)	2006
	(in millions, except per share amounts)
Sales	$1,069.7	$1,121.0	$1,171.7	$1,194.0	$4,556.4
Gross profit	449.3	475.9	486.5	488.3	1,900.0
Income from continuing operations before income taxes and cumulative effect of accounting change	174.4	176.2	178.1	207.1	735.8
Income from continuing operations before cumulative effect of accounting change	123.9	125.2	123.4	156.8	529.3
Cumulative effect of accounting change (c)	—	—	—	(17.7)	(17.7)
Income from discontinued operations (b)	21.8	21.3	25.6	26.7	95.4
Net income	145.7	146.5	149.0	165.8	607.0

Basic earnings per share:
Continuing operations before accounting change	0.70	0.71	0.70	0.90	3.00
Discontinued operations (b)	0.12	0.12	0.14	0.15	0.54
Cumulative effect of accounting change (c)	—	—	—	(0.10)	(0.10)
Net income	0.82	0.83	0.84	0.95	3.44

Diluted earnings per share:
Continuing operations before accounting change	0.68	0.69	0.69	0.89	2.94
Discontinued operations (b)	0.12	0.12	0.14	0.15	0.53
Cumulative effect of accounting change (c)	—	—	—	(0.10)	(0.10)
Net income	0.80	0.81	0.83	0.94	3.37

(a)	Income from continuing operations before cumulative effect of accounting change for 2006 includes the gain on sale of RSC of $19.9 million ($12.0 million after tax or $0.07 per diluted share).

(b)	See Note 13 for additional information on discontinued operations.

(c)	See Note 17 for additional information on cumulative effect of accounting change.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
19. Quarterly Financial Information (Unaudited) - (Continued)

	2005 Quarters
	First	Second (a)(b)	Third	Fourth (c)	2005
	(in millions, except per share amounts)
Sales	$982.1	$996.7	$1,032.9	$1,099.8	$4,111.5
Gross profit	398.6	394.6	418.2	452.1	1,663.5
Income from continuing operations before income taxes	158.6	149.2	159.4	162.7	629.9
Income from continuing operations	109.0	121.7	106.3	110.7	447.7
Income from discontinued operations (d)	24.4	28.3	21.0	18.6	92.3
Net income	133.4	150.0	127.3	129.3	540.0

Basic earnings per share:
Continuing operations	0.59	0.66	0.58	0.61	2.45
Discontinued operations (d)	0.13	0.15	0.12	0.11	0.50
Net income	0.72	0.81	0.70	0.72	2.95

Diluted earnings per share:
Continuing operations	0.58	0.64	0.57	0.60	2.39
Discontinued operations (d)	0.13	0.15	0.11	0.10	0.49
Net income	0.71	0.79	0.68	0.70	2.88

(a)
Income from continuing operations for 2005 includes a net tax benefit of $19.3 million ($0.10 per diluted share) primarily related to the resolution of claims and other tax matters in connection with the closure of the federal audit cycle for the years 1998 through 2002.

(b)	Income from continuing operations for 2005 includes an insurance recovery of $11.4 million ($7.8 million after tax, or $0.04 per diluted share) related to previously incurred legal costs.

(c)
Income from continuing operations for 2005 includes special charges of $16.5 million ($11.1 million after tax, or $0.06 per diluted share) associated with realignment of administrative functions and a reduction of workforce in Europe. Segment operating earnings of Architecture & Software and Control Products & Solutions include these special charges of $6.3 million and $10.2 million, respectively, for the quarter ended September 30, 2005. The special charges are included in the Consolidated Statement of Operations for the year ended September 30, 2005 in cost of sales and selling, general and administrative expenses in the amounts of $4.4 million and $12.1 million, respectively. Total cash expenditures (after tax) in connection with these actions were approximately $11.1 million related to employee severance and separation costs.

(d)	See Note 13 for additional information on discontinued operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
20. Subsequent Events
     On January 31, 2007, we completed the sale of our Dodge mechanical and Reliance Electric motors and motor repair services businesses. These were the principal businesses of our Power Systems operating segment. We sold these businesses to Baldor Electric Company for $1.8 billion, comprised of $1.75 billion in cash and approximately 1.6 million shares in Baldor common stock. We recognized an after-tax gain on the sale of $867.2 million ($5.17 per diluted share).
     On February 1, 2007, our Control Products & Solutions segment acquired ProsCon Holdings Ltd., a process solutions systems integrator headquartered in Ireland. Its areas of expertise include process technology and control systems and information technology, and it serves customers primarily in the pharmaceutical and biotechnology industries.
     In January and February of 2007, we received cash dividends totaling $14.6 million in respect of our equity shares of the corporate parent of the buyer of our former FirstPoint Contact business. We recorded dividend income of $12.1 million and reduced the full value of the equity shares recorded in the Consolidated Balance Sheet to zero.
     In March 2007, we recorded special charges of $43.5 million ($27.7 million after tax, or $0.17 per diluted share) related to various restructuring actions designed to execute on our cost productivity initiatives and to advance our globalization strategy. Actions include workforce reductions, realignment of administrative functions and rationalization and consolidation of global operations. These charges were recorded in the Consolidated Statement of Income in cost of sales and selling, general and administrative expenses in the amounts of $21.8 million and $21.7 million, respectively. Total cash expenditures are expected to approximate $39.0 million. Non-cash special charges include write-downs of certain inventory, machinery and equipment totaling $4.5 million.
     In March 2007 we recorded environmental expense of $13.7 million ($8.5 million after tax, or $0.05 per diluted share) due to an anticipated legal settlement and changes in estimated remediation costs at three sites as a result of new information.
     On March 30, 2007, we terminated our $250.0 million 264-day unsecured revolving credit facility, as we no longer considered the liquidity provided by this facility to be necessary. We had no borrowings under this facility during the time it was active.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareowners of
Rockwell Automation, Inc.
Milwaukee, Wisconsin
We have audited the accompanying consolidated balance sheets of Rockwell Automation, Inc. and subsidiaries (the “Company”) as of September 30, 2006 and 2005, and the related consolidated statements of operations, shareowners’ equity, cash flows, and comprehensive income for each of the three years in the period ended September 30, 2006. Our audits also included the financial statement schedule listed in the Index at Item 15(a)(2). These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Rockwell Automation, Inc. and subsidiaries at September 30, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2006, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
As described in Note 11 to the Consolidated Financial Statements, on October 1, 2005, the Company adopted Statement of Financial Accounting Standard No. 123R, Shared Based Payments. As described in Note 17 to the Consolidated Financial Statements, on September 30, 2006, the Company adopted FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of September 30, 2006, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated November 9, 2006 expressed an unqualified opinion on management’s assessment of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
/s/ DELOITTE & TOUCHE LLP
Milwaukee, Wisconsin
November 9, 2006
(April 27, 2007 as to the classification of the Dodge mechanical and Reliance Electric motors and motor repair businesses as discontinued operations described in Notes 1 and 13, the change in operating segments described in Notes 1 and 18, and subsequent events discussed in Note 20).